                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         THE ST. PAUL COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

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        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

THE ST PAUL



                                                           1999 Notice of

                                                           Annual Meeting and

                                                           Proxy Statement






                                     PROXY

   [LOGO]

THE ST. PAUL COMPANIES, INC.
385 Washington Street, St. Paul, MN 55102
Telephone (651) 310-7911

                                                                  March 29, 1999

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of the Shareholders of your Company. The meeting will be held on Tuesday, May 4, 1999, at 2:00 P.M. (Central Daylight Time) at the office of the Company, 385 Washington Street, St. Paul, Minnesota. On the following pages you will find the Notice of Annual Meeting and the Proxy Statement. Please read them carefully.

This year, in addition to the election of directors and the ratification of auditors, you are being asked to act on a proposal to approve the Company's Amended and Restated 1994 Stock Incentive Plan and to act on an additional proposal to approve the Company's Annual Incentive Plan. These incentive plans are intended to help the Company attract and retain highly qualified employees of all levels. All of the reasons supporting this year's meeting agenda are set forth in the Proxy Statement.

Your Board of Directors urges you to vote FOR these proposals.

It is important that your shares be represented at the meeting, regardless of the size of your holding. Therefore, we urge you to PLEASE VOTE, SIGN, DATE AND RETURN AS SOON AS POSSIBLE the enclosed proxy form in the postage-paid envelope provided. This should be done whether or not you now plan to attend the meeting. The proxy may be withdrawn if you decide later to attend the meeting and vote in person.

                                           Sincerely,

                                           /s/ Douglas W. Leatherdale
                                           -------------------------------------

                                           Douglas W. Leatherdale
                                           Chairman and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of the Shareholders of The St. Paul Companies, Inc. will be held on Tuesday, May 4, 1999, at 2:00 P.M. (Central Daylight Time) at the principal office of the Company, 385 Washington Street, St. Paul, MN 55102, for the following purposes:

    1.  To elect a Board of fifteen Directors (the "Director Proposal").

    2. To act on the proposal to ratify the selection of KPMG Peat Marwick LLP as the independent auditors of the Company (the "Auditor Proposal").

    3. To act on the proposal to approve the Company's Amended and Restated 1994 Stock Incentive Plan (the "Stock Incentive Plan Proposal").

    4. To act on the proposal to approve the Company's Annual Incentive Plan (the "Annual Incentive Plan Proposal").

    5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

All shareholders are invited to attend, although only those shareholders of record at the close of business on March 11, 1999, will be entitled to vote at the meeting. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the meeting.

PLEASE VOTE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE STAMPED, SELF-ADDRESSED ENVELOPE ENCLOSED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                                           /s/ Sandra Ulsaker Wiese
                                           -------------------------------------

                                           Sandra Ulsaker Wiese
                                           Corporate Secretary

March 29, 1999

                                PROXY STATEMENT
                          THE ST. PAUL COMPANIES, INC.
                   385 WASHINGTON STREET, ST. PAUL, MN 55102

This Proxy Statement and accompanying form of proxy are first being mailed to the shareholders of The St. Paul Companies, Inc. (the "Company") on or about March 29, 1999. The Proxy Statement and form of proxy are being furnished to shareholders in connection with the solicitation, on behalf of the Board of Directors of the Company, of proxies for use at the Annual Shareholders' Meeting (the "Annual Meeting") to be held May 4, 1999, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any proxy may be revoked at any time before it has been voted by giving written notice to the Corporate Secretary of the Company, by a duly executed and presented proxy bearing a later date, or by voting in person at the meeting.

The cost of soliciting proxies will be paid by the Company. In addition to solicitations by mail, officers and employees of the Company may solicit proxies personally or by telephone, telegraph or other means without additional compensation. Arrangements also will be made with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and the Company will, upon request, reimburse them for their reasonable expenses in so doing. D.
F. King & Co., Inc., New York, NY, has been engaged by the Company to assist in the solicitation of proxies for an anticipated fee of approximately $8,500, plus out-of-pocket costs and expenses.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting has been established as the close of business on March 11, 1999. At that time there were 228,924,899 shares of common stock and 923,687 shares of Series B convertible preferred stock outstanding, holders of which are entitled to vote at the meeting. The holders of common stock and Series B convertible preferred stock vote as one class. Each share of common stock is entitled to one vote, and each share of Series B convertible preferred stock is entitled to eight votes.

Under Minnesota law and the Company's bylaws, the presence in person or by proxy of a majority of the aggregate voting power of the shares of common stock and Series B convertible preferred stock entitled to vote constitutes the quorum necessary for shareholders to take action at the Annual Meeting. Shares represented in person or by proxy at the Annual Meeting will be counted for quorum purposes regardless of whether the shareholder or proxy fails to vote on a particular proposal (an "abstention") or whether a broker with discretionary authority fails to exercise such authority with respect to a particular proposal (a "broker non-vote"). For purposes of determining whether a proposal has been approved, an abstention or non-vote (including a broker non-vote) with regard to a particular proposal will not be counted as a vote in favor of such proposal and, as a result, will have the effect of a vote against such proposal.

In order to elect the nominees for directors as directors, a majority of the votes present at the Annual Meeting must be voted for the election of directors. Similarly, the Auditor Proposal, the Stock Incentive Plan Proposal and the Annual Incentive Plan Proposal each require a majority of the votes present for approval.

                             ELECTION OF DIRECTORS

Pursuant to the provisions of the Company's bylaws, the Board of Directors has set the number of directors at 15, effective May 4, 1999. The 15 directors to be elected at the Annual Meeting will hold office until the year 2000 annual meeting and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the accompanying proxy card (the "proxy holders") intend to vote the proxies held by them for the election of the 15 nominees named below in the "Nominees for Directors" table. The proxies cannot be voted for more than 15 candidates for director. However, if any of the 15 nominees has ceased being a candidate for election at the time of the meeting (a contingency which the Board of Directors does not expect to occur), such proxies may be voted in accordance with the best judgment of the proxy holders.

With the exception of Mr. Gustafson, all of the nominees are presently directors of the Company and were elected at the 1998 annual meeting. Mr. Gustafson was elected by the Board of Directors effective January 30, 1999, and is being nominated for election by shareholders for the first time at the May 4, 1999 meeting.

NOMINEES FOR DIRECTORS

                                                PRESENT PRINCIPAL          DIRECTOR       OTHER PUBLIC CORPORATION
            NAME                 AGE              OCCUPATION(a)              SINCE             DIRECTORSHIPS
----------------------------     ---     --------------------------------  ---------  --------------------------------
H. Furlong Baldwin(b)            67      Chairman of the Board, President     5-5-98  Baltimore Gas & Electric
                                         & CEO, Mercantile Bankshares                 Company;
                                         Corporation (general banking                 CSX;
                                         business and provider of                     GRC International, Inc.;
                                         mortgage banking and trust                   Mercantile Bankshares
                                         services)                                    Corporation;
                                                                                      National Association of
                                                                                      Securities Dealers, Inc.
                                                                                      (private corporation)
Michael R. Bonsignore(c)         57      Chairman and Chief Executive         8-6-91  Honeywell Inc.;
                                         Officer, Honeywell Inc.                      Cargill, Incorporated (private
                                         (manufacturer of automation and              corporation);
                                         control systems)                             Medtronic, Inc.
John H. Dasburg                  56      President and Chief Executive        2-2-94  Northwest Airlines, Inc.;
                                         Officer, Northwest Airlines,                 Owens Corning Fiberglass
                                         Inc.                                         Corporation
W. John Driscoll                 70      Former Chairman and Chief           9-21-70  Comshare, Incorporated;
                                         Executive Officer, Rock Island               Northern States Power Company;
                                         Company (private investment                  Weyerhaeuser Company;
                                         company)                                     The John Nuveen Company;
                                                                                      Taylor Investment Corporation
Kenneth M. Duberstein(b)         54      Chairman & CEO, The Duberstein       5-5-98  The Boeing Company;
                                         Group (strategic advisory and                Cinergy Corporation;
                                         consulting firm)                             Fannie Mae;
                                                                                      Global Vacation Group

                                                PRESENT PRINCIPAL          DIRECTOR       OTHER PUBLIC CORPORATION
            NAME                 AGE              OCCUPATION(a)              SINCE             DIRECTORSHIPS
----------------------------     ---     --------------------------------  ---------  --------------------------------
Pierson M. Grieve(d)             71      Retired Chairman and Chief          11-5-85  Reliant Energy (a division of
                                         Executive Officer, Ecolab Inc.               Reliant Energies, Inc.);
                                         (developer/marketer of cleaning              Media One Group, Inc.;
                                         and sanitizing products, systems             Guide Corporation (private
                                         and services)                                corporation)
James E. Gustafson               52      President & COO, The St. Paul       1-30-99  None
                                         Companies, Inc.
Thomas R. Hodgson                57      Former President and Chief          8-11-97  Case Corporation;
                                         Operating Officer, Abbott                    MACLEAN-FOGG Corporation
                                         Laboratories (global diversified             (private corporation)
                                         health care company)
David G. John                    60      Chairman, The BOC Group PLC          9-4-96  The BOC Group PLC;
                                         (industrial gases and related                British Biotech PLC;
                                         products)                                    Premier Oil PLC
William H. Kling(c)              56      President, Minnesota Public         11-7-89  Irwin Financial Corporation;
                                         Radio; and President,                        Wenger Corporation (private
                                         Greenspring Company (diversified             corporation)
                                         media and catalog marketing)
Douglas W. Leatherdale           62      Chairman and Chief Executive         5-5-81  UnitedHealth Group;
                                         Officer, The St. Paul Companies,             Northern States Power Company;
                                         Inc.                                         The John Nuveen Company
Bruce K. MacLaury(e)             67      President Emeritus, The              8-4-87  American Express Bank, Ltd.;
                                         Brookings Institution (public                National Steel Corporation
                                         policy research and education)
Glen D. Nelson, M.D.             61      Vice Chairman, Medtronic, Inc.       5-5-92  Medtronic, Inc.;
                                         (manufacturer of biomedical                  ReliaStar Financial Corp. (not
                                         devices)                                     standing for re-election in
                                                                                      April of 1999);
                                                                                      Carlson Holdings, Inc. (private
                                                                                      corporation)
Anita M. Pampusch, Ph.D.         60      President, The Bush Foundation       5-7-85  None
                                         (regional grant making
                                         foundation with major programs
                                         in education, health, human
                                         services and the arts)

                                                PRESENT PRINCIPAL          DIRECTOR       OTHER PUBLIC CORPORATION
            NAME                 AGE              OCCUPATION(a)              SINCE             DIRECTORSHIPS
----------------------------     ---     --------------------------------  ---------  --------------------------------
Gordon M. Sprenger               61      Executive Officer, Allina Health     5-2-95  Medtronic, Inc.
                                         System (not-for-profit
                                         integrated health care system)

------------------------

(a) PRINCIPAL EMPLOYMENT OF NOMINEES IN THE PAST FIVE YEARS. Mr. Grieve served as the Chairman, President and Chief Executive Officer of Ecolab, Inc. until August 21, 1992, when he became Chairman and Chief Executive Officer. On March 1, 1995, Mr. Grieve turned over his responsibilities as President to his successor but remained Chairman and director until his retirement as Chairman on December 31, 1995. Mr. Gustafson served in a number of executive offices at General Re, Inc., the most recent being Director, President and Chief Executive Officer, until he assumed his current responsibilities as Director, President and Chief Operating Officer of The St. Paul Companies, Inc., in January of 1999. Mr. Hodgson held various executive positions with Abbott Laboratories, Inc. before becoming President and Chief Operating Officer in 1990. Mr. Hodgson retired from Abbott Laboratories at the end of December 1998. In addition to his present responsibilities, Mr. Leatherdale has served in a number of executive offices of the Company and as officer and director of various subsidiaries of the Company for many years. Prior to his retirement in the summer of 1995, Mr. MacLaury served as President of the Brookings Institution. Prior to assuming her current duties as Chairman of The Bush Foundation in July of 1997, Ms. Pampusch was the President of the College of St. Catherine for 13 years. Prior to his present position, Mr. Sprenger served as Executive Officer of HealthSpan, Inc. from 1993-1994 and as CEO of LifeSpan from 1986-1993. All other nominees have been employed during the past five years as they presently are employed. None of the entities, except The John Nuveen Company, listed under "Other Public Corporation Directorships" is an affiliate of the Company.

(b) Mr. Baldwin and Mr. Duberstein formerly served as directors of USF&G Corporation ("USF&G"). Mr. Baldwin joined the Board of Directors of USF&G on June 26, 1968. Mr. Duberstein joined the Board of Directors of USF&G on September 25, 1996.

(c) Mr. Bonsignore and Mr. Kling are directors of the New Perspective Fund, Inc. and EuroPacific Growth Fund. Mr. Kling is also a trustee of the New Economy Fund and a director of the SMALLCAP World Fund. The Capital Research and Management Company, a subsidiary of The Capital Group Companies, Inc. provides investment advisory services to these mutual funds.

(d) Mr. Grieve is also a senior operating executive of Palladium Equity Partners, LLC, a New York private investment firm.

(e) Mr. MacLaury is a director or trustee of each of the mutual funds which are provided investment advisory services by the Vanguard Group, Inc., with the exception of Vanguard's tax-exempt mutual funds.

THE BOARD OF DIRECTORS RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS COMPENSATION

The value of the director compensation program and the importance and appropriateness of each of its components is reviewed annually by the board governance committee, which considers the results of independent surveys and director compensation programs of peer companies and regional corporations of comparable size. The objectives of the program are to establish and maintain a program designed to more closely align the interests of directors with shareholders and to attract and retain highly qualified directors with total pay opportunity ranking in the second quartile of comparable companies. The board governance committee reports to the full Board of Directors, which approves the program each year.

The Board of Directors has established a target for ownership of the Company's common stock at a value of five times the directors' annual retainer (currently $20,500 per year). Current directors not yet exceeding that target will make every reasonable effort to reach the target by the year 2001, and each new director will be asked to meet or exceed that target within five years of election to the Board. The Board also adopted a policy that the Company not hire a director or a director's firm to provide professional or financial services, except in exceptional circumstances with the consent of the board governance committee.

Under the Company's current director compensation and insurance program, outside directors are entitled to compensation comprised of a $20,500 annual retainer, a $1,000 meeting fee in respect of each board and committee meeting attended, annual stock options on 6,000 shares of Company common stock and participation in the Directors' Retirement Plan and the Directors' Charitable Award Program. Also, outside directors who chair a committee receive an annual fee of $4,000. In addition, the Company pays the premium to provide outside directors with $100,000 of group term life insurance, $200,000 of coverage under a travel-accident insurance policy and coverage under directors and officers liability insurance and fiduciary liability insurance. The components of the compensation program are described in the following paragraphs.

ANNUAL RETAINER, MEETING FEES AND COMMITTEE CHAIR FEES. Directors may elect to have their $20,500 annual retainer and/or their meeting fees and any committee chair fees paid in cash or deferred through the Directors' Deferred Compensation Plan and "invested" in a phantom Company common stock fund and/or nine other phantom mutual funds. Alternatively, they may direct their annual retainer into the Non-employee Director Stock Retainer Plan. Although no shares of the Company's common stock are purchased for or held in the phantom common stock fund, any director who elects to have any of his or her fees directed into that fund will be deemed to have purchased shares on the date the fees would otherwise have been paid in cash. The value of that fund rises or falls as the price of Company common stock fluctuates in the market. Also, dividends on those phantom shares are "reinvested" in additional phantom shares. Cash distributions are made from the phantom common stock fund on predesignated dates, usually following termination of service as a director, at the market price of the common stock on the date of distribution. Currently, nine outside directors have deferred at least a portion of their fees into the Directors' Deferred Compensation Plan, and eight of those directors have some of their plan interest "invested" in the phantom Company common stock fund.

Currently, a majority of outside directors nominated for re-election direct their entire annual retainer into the Non-employee Director Stock Retainer Plan. Under that plan, outside directors may elect to receive all or a portion of their annual retainer (currently $20,500) in the form of common shares of the Company that are subject to certain service-related restrictions as described below. Such an election will entitle a director to be issued a number of shares of restricted stock equal in value to 110 percent of the portion of the annual retainer that was elected for participation in the plan. For valuation purposes, the amount used to determine the number of restricted shares allocated to a participating director is the average of the stock's closing price on the last business day of each quarter of the calendar year. Immediately upon issuance of the restricted shares, the recipient is entitled to receive all dividends paid on the shares and to vote the shares. If, within five years from the date restricted stock is issued to an eligible director under the plan, a director's service on the Board is terminated for any reason other than death, disability or retirement, such restricted stock will be forfeited. When a director's service on the Board is terminated because of death, disability or retirement, any restrictions lapse on stock received under the plan.

STOCK OPTIONS. Under the Company's 1994 Stock Incentive Plan as amended, annual non-qualified stock option grants covering 6,000 common shares are made at the first Board meeting of each November to each outside director. Such options are granted at the market price of the Company's common stock on the date of grant. The option price is to be paid, upon exercise, in cash. Under that plan, options terminate at the earliest of 10 years after the date of grant, immediately if directorship is terminated for cause, one month after any voluntary termination of service as a director other than by retirement (but the option in this case may be exercised only to the extent it was exercisable on the date of such termination), or any earlier time set by the personnel and compensation committee at the time of option grant. Special provisions apply in the case of death of an optionee or in the case of a Change of Control, as defined below. If an option were not fully exercisable at the time of occurrence of a Change of Control, all portions of the option immediately would become exercisable in full. In November of 1998, the Board of Directors amended the 1994 Stock Incentive Plan to increase the annual award of stock options on shares of Company common stock to each non-employee director from 3,000 to 6,000.

"Change of Control" is defined in the 1994 Stock Incentive Plan to mean a change of control of the Company of a nature that would be required to be reported to the Securities and Exchange Commission on Form 8-K pursuant to the Securities Exchange Act of 1934 ("Exchange Act"), with such Change of Control to be deemed to have occurred when (a) any person, as defined in the Exchange Act, other than the Company or a Company subsidiary or one of their employee benefit plans is or becomes the beneficial owner of 50 percent or more of the Company's common stock or (b) members of the Board of Directors on May 3, 1994 (the "Incumbent Board"), cease to constitute a majority thereof (provided that persons subsequently becoming directors with the approval of directors comprising at least three-quarters of the Incumbent Board shall be considered as members of the Incumbent Board).

On February 2, 1999, the Board of Directors approved amendments to the Company's 1994 Stock Incentive Plan and the USF&G Nonqualified Stock Option Plan that deleted the provisions that caused options under such plans to terminate (if they did not expire earlier) three years and one year respectively after an optionee's retirement. The amendments did not affect options that were held by persons who had retired prior to that date. The Board of Directors also approved an amendment to the Company's 1994 Stock Incentive Plan which allows options to become exercisable less than one year after the date of grant where specifically approved by the personnel and compensation committee of the Board of Directors to attract a key executive to join the Company.

DIRECTOR TENURE AND RETIREMENT PROGRAMS. A Board policy provides that each director with 15 or more years of service shall tender his or her resignation to the chair of the board governance committee by November 20 of each year indicating his or her intent not to stand for re-election at the subsequent annual meeting of the shareholders. If, however, upon review, the board governance committee determines that there is a continuing need on the Board of Directors for the type of qualifications the resigning director provides, then such director may be asked to become a candidate for re-election. Additionally, upon a substantial change in principal employment, a director should tender his or her resignation. As part of this policy, the Company provides the Directors' Retirement Plan under which the Company will pay a retirement benefit to outside directors who have served for two or more years when their directorships terminate. The annual amount of that benefit will be equal to the director's annual retainer (currently $20,500) when he or she ceases to be a director, plus a value assigned to the November option grant (currently approximately $52,150). Directors may elect to have the benefit paid quarterly for a period of years following termination of active service that equals the length of time he or she served as an outside director, up to a maximum of 15 years. Alternatively, directors may elect to receive the discounted present value of those future payments in one lump sum payment. If a retired director dies while receiving periodic payments, the discounted present value of any remaining payments to which he or she may be entitled will be paid to his or her estate, or upon his or her election, to a surviving spouse.

DIRECTORS' CHARITABLE AWARD PROGRAM. As part of the Company's policy of providing support for charitable institutions and in order to retain and attract qualified directors, the Board of Directors established the Directors' Charitable Award Program, which is funded by life insurance on the lives of the members of the Board of Directors. The Company intends to make charitable contributions of $1 million per director, paid out over a period of 10 years following the death of the director. Each director is able to recommend up to four charities to receive contributions from the Company. Directors become vested in this program in $200,000 annual increments starting with their third anniversary of election as a director. Directors are fully vested upon the earliest of the seventh anniversary of their election as a director, death, disability, or retirement at age 70. Current directors have been given vesting credit for all of the years they have served as Company directors. Beneficiary organizations designated under this program must be tax-exempt, and donations ultimately paid by the Company should be deductible against federal and other income taxes payable by the Company in accordance with the tax laws applicable at the time. Directors derive no financial benefit from the program since all insurance proceeds and charitable deductions accrue solely to the Company. Because of such deductions and the use of insurance, the long-term cost to the Company is expected to be minimal.

GRANTOR TRUST. The Company has transferred funds to a grantor trust created for the purpose of implementing benefits under various non-qualified plans of deferred compensation, including the Directors' Deferred Compensation Plan and the Directors' Retirement Plan (the "Implemented Plans"). Following a Change of Control (generally defined in the same manner as in the 1994 Stock Incentive Plan described previously), no portion of the trust assets may be returned to the Company or any subsidiary unless the trustee determines that that portion of the assets and future earnings on it never will be required to pay benefits and if a majority of the then participants of the Implemented Plans consent to the return of the assets. Unlike assets held in the trusts created to implement benefits under the Company's tax-qualified plans, assets held in the grantor trust remain subject to the claims of the Company's creditors. If the Company becomes insolvent, the trustee will be required to cease payment of benefits under all Implemented Plans and dispose of trust assets pursuant to the direction of a court of competent jurisdiction.

BOARD COMMITTEES

There are five standing committees of the Board of Directors: the executive committee, the audit committee, the finance committee, the board governance committee and the personnel and compensation committee. Current members of the individual committees are named below, with the chairman of each committee named first:

EXECUTIVE               AUDIT                  FINANCE
-----------------       ----------------       -----------------
D. W. Leatherdale       W. H. Kling            W. J. Driscoll
N. P. Blake, Jr.        H. F. Baldwin          H. F. Baldwin
M. R. Bonsignore        N. P. Blake, Jr.       T.R. Hodgson
W. J. Driscoll          J. H. Dasburg          D. G. John
P. M. Grieve            W. J. Driscoll         W. H. Kling
W. H. Kling             T.R. Hodgson           D. W. Leatherdale
G. D. Nelson            B. K. MacLaury         B. K. MacLaury
                        A. M. Pampusch         G. D. Nelson
                                               A. M. Pampusch

                        PERSONNEL AND
BOARD GOVERNANCE        COMPENSATION
-----------------       ----------------
P. M. Grieve            M. R. Bonsignore
M. R. Bonsignore        J. H. Dasburg
K. M. Duberstein        K. M. Duberstein
D. W. Leatherdale       P. M. Grieve
G. M. Sprenger          D. G. John
                        G. D. Nelson
                        G. M. Sprenger

Each committee reviews its charter annually. The current charters are set forth below:

                                AUDIT COMMITTEE

The stated purpose in the audit committee's charter is that the committee shall assist the Board of Directors in discharging its oversight responsibilities relating to financial reporting, internal controls, internal auditing, external auditing and legal/regulatory compliance.

The charter further provides that the functions of the audit committee, on behalf of the Board of Directors, shall be to:

    - Review and approve the financial section of the annual report to shareholders, the proxy statement, and the annual report (Form 10-K) filed with the Securities and Exchange Commission ("SEC"), and review the quarterly reporting process.

    - Oversee the Company's system of internal controls through periodic discussions with the internal auditors, external auditors, head of information systems, chair(s) of the integrated control committee(s) and others to ensure that appropriate controls are in place and functioning properly.

    - Oversee the Company's system of legal/ regulatory compliance and controls through periodic discussions with the chief legal counsel, the chair(s) of the integrated control committee(s) and others to ensure that appropriate controls are in place and functioning properly.

    - Confirm the independence of the Company's external auditor(s) and recommend annually to the Board of Directors, subject to shareholders' approval, the selection of the Company's external auditors.

    - Determine the external auditor's qualifications including the firm's membership in the SEC practice section of the American Institute of Certified Public Accountants and compliance with that organization's requirements for peer review and independence.

    - Review the qualifications and training of the internal audit staff.

    - Periodically review the risk assessment processes used by the internal auditors and the external auditors to ensure, among other things, compliance with the guidelines of the Institute of Internal Auditors and generally accepted auditing standards as promulgated by the American Institute of Certified Public Accountants, and annually review the combined audit plans of the external auditors and internal auditors.

    - Meet with the external auditors in general and executive session at each committee meeting to review, among other matters, their evaluation of the financial reporting and internal controls of the Company, and any changes required in the originally planned audit program.

    - Meet with the internal auditors in general and executive session at each committee meeting to review, among other matters, the audit results, reports on irregularities and control failures, and the actions taken by management in response to recommendations for improvements in internal controls made by internal and external auditors.

    - Ensure that a satisfactory process for the periodic review of Board committee charters and assignments is in place and functioning properly.

    - Monitor the Company's policies and procedures for the annual review of expenses and perquisites of selected members of executive management.

    - Oversee the monitoring of the Company's code of conduct.

    - Annually review the Corporate Audit Charter.

    - Perform any special reviews, investigations or oversight responsibilities requested by the Board of Directors or the Chairman.

                              EXECUTIVE COMMITTEE

The executive committee's charter provides that the committee is charged with the broad responsibility of having and exercising the authority of the Board of Directors in the management of the business of the Company in the interval between meetings of the Board.

                               FINANCE COMMITTEE

The stated purpose of the finance committee is to assist the Board of Directors in exercising its oversight of the financial activities and condition of the Company through periodic reviews of financial policy, investment policy, capital structure and capital expenditures in view of strategic current and long range plans and forecasts and through a review of such other fiscal matters as may be appropriate. The functions of the finance committee are to:

    - Review and recommend to the Board of Directors corporate financial policies relating to debt limits, dividend policy and capital structure (including such matters as the sale, repurchase or split of the Company's equity securities) in light of strategic plans and forecasts.

    - Annually review and recommend to the Board of Directors the investment policy for this Company and designated subsidiaries and monitor the investment performance thereof.

    - Review the financial strategies of the Company with respect to taxes, loss reserves and other appropriate matters.

    - Annually review and recommend to the Board of Directors the Capital Plan and Capital Expenditures Plan.

    - Monitor the Company's management of financial and investment risks and exposures, including, but not limited to, its management of insurable risks.

                      PERSONNEL AND COMPENSATION COMMITTEE

The personnel and compensation committee assists the Board of Directors in carrying out its responsibilities with respect to (a) chief executive officer ("CEO") compensation and performance, (b) key executive compensation, (c) executive compensation programs, (d) employee benefit programs, (e) personnel policies, and (f) CEO succession and organizational planning. The functions of the personnel and compensation committee are to:

    - Establish and oversee the Company's executive compensation philosophy.

    - Determine all aspects of compensation for the CEO.

    - Review the CEO's performance on a systematic and periodic basis.

    - Review the CEO's recommendations for and approve all aspects of compensation for the remaining key executive group.

    - Approve the design of all incentive plans applying to the Company's CEO and other key executives of the Company and its principal subsidiaries.

    - Approve the performance standards, any performance adjustments and award payouts for all incentive plans applying to the Company's CEO and other key executives of this Company and its principal subsidiaries.

    - Administer all stock-based compensation plans and approve stock option, restricted stock, performance share, and similar stock-based grants.

    - Review succession plans for the CEO and other key executives in preparation for review by the Board of Directors.

    - Review major organizational changes with the CEO.

    - Oversee the administration of the Company's major compensation and benefit plans and review material changes to those plans.

    - Periodically review stock ownership levels for the CEO and other key executives.

    - Review and approve material changes in personnel policies.

                           BOARD GOVERNANCE COMMITTEE

The board governance committee advises the Board of Directors with respect to its organization, membership and function, committee structure, director compensation and corporate governance. The functions of the board governance committee are to:

    - Identify and recommend to the Board qualified persons for election and re-election as directors.

    - Periodically review the criteria for Board membership and the Board's composition and make appropriate recommendations for changes.

    - Review and make recommendations to the Board regarding the composition of Board committees.

    - Annually review the performance and functioning of the Board and the fulfillment of its responsibilities.

    - Annually review the director compensation program and recommend changes to the Board when appropriate.

    - Periodically review the director retirement and tenure policies and recommend appropriate changes to the Board.

    - Review corporate governance issues and any shareholder proposals and make recommendations to the Board.

In addition, the chairperson of the board governance committee chairs all executive sessions of the Board of Directors and serves as the focal point for discussions among outside directors.

In determining which persons may be qualified as candidates for election to the Board of Directors, the board governance committee weighs the experience of each possible candidate, the present need on the Board of Directors for that type of experience and the willingness and availability of such person(s) to serve. It is the policy of the board governance committee to consider any qualified person as a possible candidate for Board of Directors membership, regardless of whether such person was recommended by a committee member or by some other source, provided that such person was nominated in accordance with the procedures set forth in the Company's bylaws. The Company's bylaws provide that nominations, other than those made by or at the direction of the Board, shall be made by timely notice in writing to the corporate secretary. To be timely, a shareholder's notice shall be delivered or mailed to and received at the principal executive office of the Company not less than 60 days prior to the date of the meeting. However, in the event less than 70 days' notice or prior disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be received not later than the close of business of the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth (i) as to each person whom such shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (ii) as to the shareholder giving the notice (a) the name and address, as they appear on the Company's share register, of such shareholder and (b) the class and number of shares of the Company's capital stock that are beneficially owned by such shareholder. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the corporate secretary that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. Notices to the corporate secretary should be sent to Sandra Ulsaker Wiese, Corporate Secretary, The St. Paul Companies, Inc., 385 Washington Street, St. Paul, MN 55102.

In its action appointing members of the foregoing committees, the Board of Directors has designated each director who is not a member of a particular committee as an alternate who may at any time, at the request of the chairman, serve as a member of the committee.

BOARD AND COMMITTEE MEETINGS

During 1998, the Board of Directors met on 6 occasions. The personnel and compensation committee also met 6 times during 1998. The audit committee met 5 times. The finance committee and the board governance committee each met 4 times. The executive committee met once.

ATTENDANCE AT MEETINGS

Attendance at 1998 Board and committee meetings combined averaged 88 percent. Each director attended 76 percent or more of the combined total meetings of the Board and committees of the Board on which the director served at any time during the year.

                                AUDITOR PROPOSAL

The independent certified public accounting firm of KPMG Peat Marwick LLP has been selected by the Board of Directors upon recommendation of its audit committee to act as the independent auditors for the Company and its subsidiaries for the current fiscal year. At the Annual Meeting, the shareholders will be asked to ratify the Board of Directors' selection. The shares represented by the accompanying proxy will be voted for the ratification of the selection of KPMG Peat Marwick LLP unless otherwise specified by the shareholder. KPMG Peat Marwick LLP, which has served as independent auditors of the Company and its subsidiaries since 1968, will have a representative present at the Annual Meeting. The representative will have an opportunity to make a statement at the meeting and will also be available to respond to appropriate questions of the shareholders.

                         STOCK INCENTIVE PLAN PROPOSAL

Shareholders are asked to consider and vote upon a proposal to approve the Company's Amended and Restated 1994 Stock Incentive Plan ("Amended Stock Incentive Plan" or "Plan"). At the 1994 annual meeting, the Company's shareholders approved the original 1994 Stock Incentive Plan ("Original Plan"). The Original Plan authorized up to 4,000,000 shares of Company common stock for grants of non-qualified and incentive stock options, stock appreciation rights, and restricted stock awards, with the number of authorized shares reflecting the two-for-one stock split which occurred in 1994. In May of 1998, the number of authorized shares for future awards was increased by 1,800,000 (effectively doubled to 3,600,000 following the two-for-one stock split in May of 1998), and the Plan was amended to allow for a change in the amounts of grants to non-employee Directors more often than once every six months. As of March 3, 1999 approximately 1,964,638 shares of Company common stock remained available for grants under the Amended Stock Incentive Plan. The Board, upon recommendation of the personnel and compensation committee, has adopted the further changes listed below to the Amended Stock Incentive Plan, subject to shareholder approval. The proposed changes to the Amended Stock Incentive Plan are: (i) an increase in the number of authorized shares available for future awards by 2,800,000; and (ii) an amendment of the language in the Plan to make it clear that persons eligible to participate in the Plan include such officers and managers as the personnel and compensation committee shall select from time to time who are responsible for the management of the Company or a subsidiary or who are expected to contribute in a substantial measure to the successful performance of the Company.

REASONS FOR THE STOCK INCENTIVE PLAN PROPOSAL

Because of the limited number of shares of Company common stock remaining under the Plan, the Board believes it is appropriate and necessary at this time to authorize additional shares for future awards. Authorization of these additional shares will allow grants to both mid-level and senior management employees in furtherance of the Company's goal of continuing to attract, retain and reward key employees and with a view to increasing stockholder value.

The proposed amendment also revises the eligibility provisions of the Plan to clarify that both officers and managers who are selected by the personnel and compensation committee are eligible to receive awards under the Plan. An ambiguity exists in the current Plan document concerning the eligibility of managers to participate in the Plan. Although the Plan defines the term "Participant" as an employee of the Company or its subsidiaries who is selected by the personnel and compensation committee to participate in the Plan, another section of the Plan provides that the personnel and compensation committee shall select from time to time as Participants in the Plan such officers of the Company or its subsidiaries who are responsible for the management of the Company or a subsidiary or who are expected to contribute in a substantial measure to the successful performance of the Company.

The proposed amendment would clarify eligibility for participation in the Plan by explicitly providing that the personnel and compensation committee may select managers (as well as officers) who are responsible for the management of the Company or a subsidiary or who are expected to contribute in a substantial measure to the successful performance of the Company. This change will allow the personnel and compensation committee to select officers and managers to be participants in the Plan.

SUMMARY OF THE AMENDED STOCK
INCENTIVE PLAN

The material features of the Amended Stock Incentive Plan are set forth below. Copies of the Amended Stock Incentive Plan and the Original Plan will be furnished to any shareholder upon written or telephonic request made to the Corporate Secretary, Sandra Ulsaker Wiese, The St. Paul Companies, Inc., 385 Washington Street, St. Paul, MN 55102, telephone (651) 310-8506, fax (651) 310-7085.

ADMINISTRATION. The Amended Stock Incentive Plan is administered by the personnel and compensation committee of the Board ("Committee"). The Committee, among other things, selects participants, determines the nature, extent, timing, exercise price, vesting and duration of awards and prescribes all other terms and conditions of awards that are consistent with the Amended Stock Incentive Plan.

NUMBER OF AUTHORIZED SHARES. The Stock Incentive Plan Proposal would authorize the use of 2,800,000 additional shares of Company common stock, bringing the total of authorized shares up to 14,400,000 shares of Company common stock. No more than 20% of the shares subject to the Amended Stock Incentive Plan may be granted as restricted stock. Shares of common stock subject to awards of stock options, rights or restricted stock which expire unexercised, or are forfeited, terminated or canceled, in whole or in part, will automatically again become available for grant under the Amended Stock Incentive Plan under most circumstances. In the event of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination, or other change in the corporate structure or shares of the Company, appropriate adjustments will be made to the number and kind of shares reserved under the Amended Stock Incentive Plan and under outstanding awards, and to the exercise price of outstanding options.

ELIGIBILITY. Officers and managers selected by the Committee are eligible to participate in the Plan. In May of 1998, option awards were made to 142 employees and in February of 1999 option awards were made to 38 additional employees. It is anticipated that approximately 300 employees will receive awards in May of 1999. No participant may be granted options with respect to more than 1,600,000 shares of common stock during the term of the Plan.

As noted above, if the proposed changes are adopted by shareholders, managers (as well as officers) selected by the Committee will be eligible to participate in the Plan.

OPTIONS. Stock options issued under the Amended Stock Incentive Plan must be granted with an exercise price equal to at least the fair market value of Company common stock on the date of grant. Stock options issued under the Amended Stock Incentive Plan become exercisable at such times as may be determined by the Committee, provided that options may not become exercisable prior to one year from their date of grant (except that options may become exercisable less than one year after the date of grant where specifically approved by the Committee to attract a key executive to join the Company), in the absence of the optionee's death or a Change of Control of the Company (as defined below), and may not be exercisable after ten years from their date of grant. Stock options issued under the Amended Stock Incentive Plan may be granted as incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), or as nonstatutory stock options. The exercise price of options must be paid in cash or by transfer of shares of Company common stock (either previously owned by the participant or to be acquired upon exercise of the stock option).

The Amended Stock Incentive Plan provided for automatic grants to non-employee directors of stock options to purchase 3,000 shares of Company common stock each year on the date of the first meeting of the Board of Directors in November of each such year ("November Board Meeting"). Effective for the 1998 November Board Meeting, the option awards were increased to 6,000 shares of Company common stock to each non-employee director on an annual basis. All such stock options will be granted at the market price of the Company's common stock on the date of grant and, generally, will include the same provisions as stock options granted to other participants under the Amended Stock Incentive Plan, provided that the Committee will not have discretion to amend or modify the terms of any outstanding awards. Non-employee directors are not eligible for awards of rights or restricted stock under the Amended Stock Incentive Plan.

Stock options granted under the Amended Stock Incentive Plan are not transferable except by will or the laws of descent and distribution. All stock options may be exercised during the holder's lifetime only by the holder or the holder's guardian or legal representative.

RIGHTS. A right permits a participant to receive an amount equal to the excess of the fair market value of a share of Company common stock on the date of exercise over the fair market value of a share of Company common stock on the date the right is granted. The Committee may grant rights in tandem with stock options (whether at the time a stock option is issued or with respect to a stock option previously granted without related rights) or it may grant rights that are independent of and unrelated to stock options granted under the Amended Stock Incentive Plan. A tandem right may only be exercised if the related stock option is exercisable and terminates when the related stock option terminates. Shares of Company common stock subject to any portion of a grant as to which rights are exercised will not be available for future stock options or rights. The Committee also determines whether payment with respect to a right will be paid in cash or shares of Company common stock or a combination of cash and shares of Company common stock. No participant may be granted rights with respect to more than 1,600,000 shares during the term of the Amended Stock Incentive Plan.

RESTRICTED STOCK. A restricted stock award is an award of Company common stock that vests at such time (at least one year after the date of award) and in such installments as may be determined by the Committee and, until it vests, is subject to restrictions on transferability and to the possibility of forfeiture. The Committee may accelerate vesting upon death, disability or retirement. In addition to vesting upon satisfaction of service conditions, the Committee, in its discretion, may condition the vesting of restricted stock on the satisfaction of performance goals established by the Committee at the time of grant. Such performance goals may be based on one or more of the following criteria: earnings per share, net income, operating income, total shareholder return, market share, return on equity, achievement of profit or revenue targets by a business unit, or any combination thereof. No more than twenty percent of all shares subject to the Plan may be granted as restricted stock. No participant may be granted more than 200,000 shares of restricted stock during the term of the Amended Stock Incentive Plan.

AMENDMENT AND TERMINATION. The Board may amend the Amended Stock Incentive Plan in any respect without shareholder approval, unless shareholder approval is then required in order for the Amended Stock Incentive Plan to continue to comply with Rule 16b-3 of the Exchange Act. In addition, no amendment may adversely affect any outstanding award to any Plan participant without that participant's consent. The Amended Stock Incentive Plan will terminate on May 3, 2004, and may be terminated before that date by action of the Board. No right or interest in any award under the Amended Stock Incentive Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to debts or liabilities of any person.

CHANGE OF CONTROL. If a stock option or right is not fully exercisable or restricted stock is not fully vested at the time of occurrence of a Change of Control, as defined in the Plan and as set out on page 8 of this Proxy Statement, all portions of the stock option or right become immediately exercisable in full and all restricted stock awards become fully vested.

TERMINATION OF EMPLOYMENT. Each stock option and right terminates at the earliest of ten years after the date of grant, immediately if employment is terminated for cause, one month after any voluntary termination of employment other than retirement (but the stock option in this case may only be exercised to the extent it was exercisable on the date of termination of employment), or any earlier time set by the Committee at the time of the grant of the stock option or right. Special provisions apply in the case of the death of an optionee. Generally, restricted stock awards that have not vested at the time of termination of employment (except in the case of a Change in Control or in the event of death, retirement or disability) will be forfeited.

FEDERAL INCOME TAX CONSEQUENCES OF STOCK OPTIONS, RIGHTS AND RESTRICTED STOCK. A participant generally will not incur any U.S. federal income tax liability as a result of the grant of an incentive stock option, nonstatutory stock option, right or restricted stock.

A participant generally will not recognize any income for federal income tax purposes upon exercise of an incentive stock option, although certain participants may be subject to the federal alternative minimum tax upon exercise of an incentive stock option. A participant will recognize income (or loss) upon the subsequent sale of shares of Company common stock acquired upon exercise of an incentive stock option. If the participant sells the shares before the later of one year after exercise or two years after the grant of the incentive stock option (a disqualifying disposition), the participant will recognize ordinary income in an amount equal to the fair market value of the stock determined on the date of exercise of the incentive stock option (or, if lower, the amount received upon sale of the stock) reduced by the amount the participant paid for the stock. The difference between the amount received upon the sale of the stock and the amount treated as ordinary income in a disqualifying disposition will be considered a capital gain. If the participant does not sell the shares within one year after exercise or two years after grant, the difference between the amount received upon the sale of the stock and the amount the participant paid for the stock will be considered a capital gain or loss.

With respect to nonstatutory stock options, a participant will recognize ordinary income for federal income tax purposes when the participant exercises the stock option. The amount of income recognized upon exercise of a nonstatutory stock option is the fair market value of the shares of Company common stock acquired upon exercise (determined as of the date of exercise) reduced by the amount the participant paid for the shares. The participant's tax basis in the shares will equal the fair market value of the shares on the date of exercise and the participant's holding period will begin on the day after the date of exercise. Any gain or loss upon sale of the shares will be treated as a capital gain or loss. The capital gain or loss will generally be treated as long-term gain or loss if the shares are held for more than one year.

With respect to rights, a participant will recognize ordinary income upon exercise of the rights in an amount equal to the cash received (or, if settled in shares of Company common stock, the fair market value of the shares received) upon exercise of the rights.

Unless a participant makes an election pursuant to Section 83(b) of the Code (as described below) with respect to restricted stock, a participant generally will not recognize income upon the grant of restricted stock. The fair market value of the restricted stock at the time the restrictions on such stock lapse and the stock becomes non-forfeitable is taxed as ordinary income. The holding period of the restricted stock will begin the day after the shares become non-forfeitable. When such shares are later sold, the difference between the amount received upon sale of the shares and the amount previously included in the participant's income upon lapse of the restriction, is considered capital gain or loss. If the shares are held for more than one year after they become non-forfeitable, the long-term capital gain rate will apply; if the shares are held for one year or less after they become non-forfeitable, the ordinary income tax rates will apply. If a participant makes an election pursuant to Section 83(b) of the Code within 30 days after the participant receives a grant of restricted stock, the participant will recognize ordinary income on the date of grant in an amount equal to the fair market value of such stock as of the date of grant (determined without regard to the restrictions) and the participant's holding period will begin the day after the date of grant. The participant's tax basis in such stock will be the amount included in his or her ordinary income.

The Company is generally entitled to a business expense deduction on its federal income tax return with respect to stock options, rights and restricted stock in the same amount and at the same time that a participant recognizes ordinary income with respect to the stock option, right or restricted stock. Amounts treated as capital gain to the participant are not deductible by Company.
Section 162(m) of the Code limits the deductibility of compensation payable to certain executive officers of the Company in excess of $1 million. The Company believes that compensation received by executive officers of the Company upon exercise of a stock option or right will be considered performance-based compensation which is not taken into account in determining whether an executive officer's compensation exceeds $1 million. In general, the amount includible in a participant's ordinary income upon vesting of restricted stock will be included in compensation taken into account for purposes of the deduction limit. In certain cases, however, compensation attributable to the vesting of restricted stock may be considered performance-based compensation which is not taken into account for purposes of the deduction limit. Compensation attributable to the vesting of restricted stock will generally be considered performance-based compensation only if the vesting of the restricted stock is contingent upon satisfaction of performance goals established by the Committee at the time of grant using one or more of the performance criteria described in the RESTRICTED STOCK section above and the Committee certifies the satisfaction of such goals.

Amounts included in a participant's ordinary income are treated as compensation subject to federal income and employment-related tax withholding requirements. A participant may direct the Committee to withhold shares to be issued upon exercise of a stock option or right or upon the vesting of restricted stock to satisfy the tax withholding obligation or the participant may provide the Company with a cash payment in the amount necessary to satisfy the withholding obligation.

AWARDS UNDER THE AMENDED STOCK INCENTIVE PLAN. As of March 11, 1999, nonstatutory options have been granted under the Amended Stock Incentive Plan since its inception in 1994 as follows: Mr. Leatherdale, 1,149,924 shares; Mr. Liska, 492,066 shares; Mr. Pabst, 216,958 shares; Mr. Duffy, 287,614 shares; Mr. Conroy, 231,200 shares; Mr. Thiele, 558,610 shares; all current executive officers as a group, 4,394,100 shares; directors as a group, 795,000 shares, and all other employees 5,348,268 shares. As of February 2, 1999 restricted awards have been granted under the Amended Stock Incentive Plan as follows: Mr. Leatherdale, 45,732 shares; Mr. Liska, 30,000 shares; Mr. Duffy, 6,063 shares; Mr. Conroy, 17,100 shares; all current executive officers as a group, 315,239 shares; all other employees 385,153 shares. These numbers include the new options granted on February 2, 1999, listed below. These numbers also include the options granted in 1998 as set forth in the Company Option Grant table on page 30 and the Restricted Stock Awards column as set forth in the Summary Compensation table on page 26. Non-employee directors are not eligible for restricted stock awards under the Amended Stock Incentive Plan. Options granted under the Plan on February 2, 1999, (which are included in the above totals) are as follows:

                                                                                                STOCK
              NAME                                        POSITION                           OPTIONS (2)
---------------------------------  ------------------------------------------------------  ----------------
D. W. Leatherdale                  Chairman, President & CEO                                      150,000
P. J. Liska                        Executive Vice President & CFO                                  80,000
M. L. Pabst                        President-International Underwriting                            30,000
J. F. Duffy                        President St. Paul Reinsurance                                  40,000
M. A. Conroy                       Executive Vice President & CAO                                  40,000
P. A. Thiele                       Former Executive Vice President & CEO
                                   Worldwide Insurance Operations                                       0
All Current Executive Officers, as a group                                                      1,194,000
All employees who are not executive officers, as a group                                          415,000
Non-Employee Directors, as a group (13)(1)                                                         78,000

(1) Non-employee directors may receive restricted stock under the Non-Employee Stock Retainer Plan described on pages 7 and 8.

(2) Included in this table are option awards to non-employee directors which are presently indeterminable. The included number represents 78,000 options to be automatically granted each November Board Meeting. All numbers take into account the two-for-one stock split which occurred in May of 1998.

The affirmative vote of a majority of the votes represented by the Company voting stock present and entitled to vote at the Annual Meeting is necessary to approve the Stock Incentive Plan Proposal.

THE BOARD OF DIRECTORS RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" THE STOCK INCENTIVE PLAN PROPOSAL.

                         ANNUAL INCENTIVE PLAN PROPOSAL

THE PROPOSALS

The Company has two cash-based executive compensation plans, the Annual Incentive Plan ("AIP") and the Long-Term Incentive Plan ("LTIP"), which have been in place, accomplishing the purposes for which they were intended, for a number of years. In past years, the Company has described both of these plans to shareholders in its proxy statement. Both are mentioned in the personnel and compensation committee's report on executive compensation in this proxy statement. The LTIP has terminated with the completion of the 1996-1998 cycle, with final LTIP payouts in 1999.

Under a tax law which took effect on January 1, 1994, the Company cannot deduct compensation paid to its Chief Executive Officer or any of the other four highest compensated executive officers as of the last day of the year, to the extent such compensation exceeds $1 million per person in any year unless such compensation is paid under "performance-based" plans. Plans are "performance-based" if they meet certain criteria and are approved by shareholders. Since the AIP was approved by shareholders in 1994, it has been a "performance-based" plan. Tax laws require that the AIP be approved by shareholders every fifth year to remain a "performance-based" plan. The AIP and the Amended Stock Incentive Plan are subject to shareholder approval and will be approved "performance-based plans" if they receive the affirmative vote of the holders of a majority of the voting power of the voting shares present and entitled to vote at the meeting.

SUMMARY OF THE ANNUAL INCENTIVE PLAN

ANNUAL INCENTIVE PLAN PURPOSE. The purpose of the AIP is to provide key executives with financial incentives which will motivate and reward performance that achieves established goals, including annual corporate earnings and business unit performance objectives.

ELIGIBILITY. Executive officers of the Company (as defined under Rule 3b-7 of the Exchange Act) at the end of the previous fiscal year are eligible to participate in the AIP. The participants will be those eligible executive officers who are selected at the beginning of the AIP plan year by the personnel and compensation committee to receive awards for the plan year. Non-employee directors are not eligible to participate in the AIP.

AWARDS UNDER THE AIP. The personnel and compensation committee of the Board of Directors administers the AIP, provides an overall assessment of each executive's performance, and approves awards based on the achievement of corporate and individual objectives. For purposes of the AIP, the committee may consider only the following objective corporate and individual performance measures: total shareholder return, return on equity, earnings per share, expense management, business unit achievement of profit or revenue targets, revenues, net income, operating income, or any combination thereof. Annual incentive targets for executives range from 45%-100% of annual base salary as of March 31 of the plan year. Actual payouts are based on corporate and individual performance and range from 0-150% of target. No more than $1 million in annual base salary may be taken into account under the AIP for purposes of computing the maximum annual bonus payable to any participant in the AIP. Awards actually paid during the past five years have generally ranged from 0% to 90% of annual base salary. The personnel and compensation committee retains the authority to reduce (but not increase) the amount of a participant's payout for a year. Awards are either paid in cash or deferred, at the election of each participant, during the first quarter of the year following the fiscal year for which the award was earned.

AMENDMENT AND TERMINATION. The personnel and compensation committee may amend or terminate the AIP without shareholder approval, except that shareholder approval is required for any amendment to the AIP which: (1) modifies the class of employees who are eligible to participate in the AIP; (2) changes the performance measures upon which awards may be based; (3) increases the maximum amount of annual base salary that may be taken into account in determining the amount of a participant's award; or (4) increases the maximum potential payout to any participant under the AIP.

The following table summarizes AIP awards paid in 1999 for 1998 performance.

                                 PLAN BENEFITS
                             ANNUAL INCENTIVE PLAN

                                                      DOLLAR VALUE
NAME                                                       ($)
---------------------------------------------------  ---------------
D. W. Leatherdale..................................    $         0
P. J. Liska........................................    $         0
M. L. Pabst........................................    $   119,989
J. F. Duffy........................................    $   117,000
M. J. Conroy.......................................    $    89,375
P. A. Thiele.......................................    $         0
Executive Officers (15)............................    $   818,904

THE BOARD OF DIRECTORS RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" THE ANNUAL INCENTIVE PLAN PROPOSAL.

                             EXECUTIVE COMPENSATION
                      PERSONNEL AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

PROGRAM PHILOSOPHY

The guiding philosophies of The St. Paul Companies' executive compensation program are to:

    - Provide an industry-competitive compensation program, with an emphasis on incentive pay which links pay to performance, both long- and short-term, and which provides the opportunity to earn compensation above the competitive market when the Company's performance exceeds that of its peers.

    - Ensure that executive compensation, over time, closely reflects long-term shareholder return.

The compensation of the Company's top executives is reviewed and approved by the personnel and compensation committee, which is comprised entirely of non-employee directors. The committee has access to compensation consultants and survey information on executive compensation levels in the property-liability insurance industry.

PROGRAM ELEMENTS

There are three elements of the Company's executive compensation program:

    - Base salary compensation.

    - Annual incentive compensation.

    - Long-term incentive compensation.

Base salary compensation for senior executives, including those listed in the Summary Compensation Table, is targeted to be at the 50th percentile of companies in our industry (the "Base Target Salary"). Such companies include Chubb, CIGNA, Allstate, Hartford Financial Services Group, AIG, Travelers Property and Casualty, CNA, Fireman's Fund, Farmers Insurance, State Farm, GEICO, Kemper, Liberty Mutual, USAA and Nationwide. The first five companies listed are included in the S&P Property and Casualty and Multiline Insurance indices in the total return graph on page 35. Actual base salary levels generally vary between 80-120% of this level based upon the potential impact the executive has on the Company, the skills and experiences the executive brings to the job, and the performance and potential of the executive in the job.

Under the Company's annual and long-term incentive compensation plans, compensation opportunities are set so that actual payouts are leveraged to the Company's performance (e.g., below 50th percentile performance versus our industry peers will generate below 50th percentile incentive compensation, while 75th percentile or above performance will yield 75th percentile or above incentive compensation).

Annual incentive compensation for executives is based on established performance goals, primarily corporate operating earnings per share and business unit operating performance, and also includes an overall assessment by the personnel and compensation committee of each executive's performance. Annual incentive target levels for executives range from 45%-100% of annual base salary. Actual payouts are based on corporate and individual performance and range from 0%-150% of target levels.

Long-term incentive compensation consists of a stock option plan, restricted stock and an executive stock ownership program. In addition, there is also a long-term incentive plan for certain employees of St. Paul Re, Inc., the Company's reinsurance management subsidiary, in which Mr. Duffy participates.

    - The number of stock options awarded to an executive is based on the executive's target option level and the following factors, which are listed in order of relative importance: the Company's return on equity and total shareholder return, individual responsibilities, performance, and potential. Target option levels are established in accordance with industry norms, as determined by an independent compensation consultant. Grants generally range between 50%-150% of the target levels, based on the factors listed above. Currently, neither the number of options previously granted to nor the options currently held by a potential recipient is considered when grants are awarded. Stock options are granted at the fair market value on the date of grant, carry a ten-year maximum term, and, beginning with options granted in February of 1999, vest over four years on a prorata basis. Approximately 240 officers currently participate in this plan.

    - In order to motivate the achievement of aggressive long-term goals, one-time, special performance-oriented awards of stock options were granted to key executives. These grants, which were 300 percent of annual target levels were granted at fair market value on the date of the grant, and expire December 1, 2001. Special performance and time vesting requirements were attached to these grants. In order for 50 percent of each grant to vest, the 20-day average stock price must reach $50 per share and the executive must have been employed with the Company four years from the grant date. If the 20-day average stock price reaches $55 per share and the executive has met the four-year employment requirement, the remaining 50 percent of each grant will vest. If the price vesting conditions and, except in the case of death, disability or retirement, the time vesting condition are not met, the option (or the portion thereof) is forfeited. Eighteen senior executives received these one-time grants.

    - Restricted stock is used selectively to attract and retain key executives. Over the last two years approximately 80 officers have received restricted stock grants. The total number of shares granted over the last two years was 523,096 shares.

    - The Company's Executive Stock Ownership program was established as a way to motivate selected senior executives to acquire and hold Company common stock, further strengthening the alignment of management and shareholder interests. Participants have stock ownership targets of 100-500% of salary. Executives who acquire stock in excess of their ownership target receive a "tip" equal to 15% of the excess shares in the form of restricted stock. Approximately 182 officers are currently eligible to participate in this plan. To date, 20 people have received a "tip."

    - The Company's Special Leveraged Stock Purchase Program allows a select number of senior executives who have reached their stock ownership targets to receive full recourse loans in order to purchase additional Company stock. Approximately 18 executives were offered participation in this plan and 9 executives are currently participating.

    - The St. Paul Re, Inc. Long-Term Incentive Plan was established to similarly attract, retain and motivate employees who are in a position to make significant contributions to the growth and long-term success of that operation. The plan operates on a three year overlapping cycle basis with performance measured by the average accident year return on equity and aggregate net written premium of the business managed by St. Paul Re. Target awards are 75 percent of base salary at the beginning of the cycle and are denominated in shares of Company common stock. Payouts will range from 0% to 200% of target awards with no award payable unless certain threshold performance has been achieved. Awards payable to Company officers are payable in cash. Awards payable to other participants are paid partly in shares of Company common stock and partly in cash.

$1 MILLION COMPENSATION LIMIT ON DEDUCTIBILITY

Section 162(m) of the Code prohibits the Company from deducting executive compensation in excess of $1 million, unless certain standards are met, to its Chief Executive Officer or to any of the other four highest compensated executive officers as of the last day of the year, as named in the Summary Compensation Table. The Committee has determined that it will make every reasonable effort, consistent with sound executive compensation principles and the needs of the Company, to ensure that all amounts paid to the Company's Chief Executive Officer or to any of the other named executive officers are deductible by the Company.

CEO COMPENSATION

The methods for determining Mr. Leatherdale's Base Target Salary and opportunities under the Company's Annual Incentive Plan are described in the "Program Elements" section of this report.

Mr. Leatherdale's annualized base salary is $875,000, which is unchanged from March of 1998.

Mr. Leatherdale has an annual incentive award maximum of 150% of base salary. Mr. Leatherdale did not receive an annual incentive award for 1998.

Mr. Leatherdale received a $41,727 payout from the long-term cash incentive plan in March of 1999. This payout was based on the Company's 1996-1998 return on equity and total shareholder return as compared to the Peer Group.

On February 2, 1999, Mr. Leatherdale was granted 150,000 stock options with an exercise price of $29.625 per share. On February 3, 1998, Mr. Leatherdale received a grant of 225,078 stock options with an exercise price of $43.9375 per share. Factors considered in determining the size of the grants include the following, in order of relative importance: the Company's return on equity and total shareholder return, individual performance, individual responsibilities and individual potential. During 1998 Mr. Leatherdale also received a "Tip" of 5,982 shares of restricted stock under the Executive Stock Ownership program.

OTHER NAMED OFFICER COMPENSATION

The other five named executive officers received salary increases ranging from $0 to $60,000 effective in March of 1999. In 1998, the salary increases ranged from $0 to $20,000. Those executive officers received annual incentive awards for 1998 ranging from $0 to $200,000 and long-term incentive payouts ranging from $10,912 to $25,173. On February 2, 1999 those executive officers received stock option grants ranging from 0 to 80,000 shares and in 1998 they received stock option grants ranging from 27,444 to 92,066 shares. The criteria for payouts and grants under these plans are the same as for the CEO. In February, 1999, Mr. Duffy received a $536,203 payout under the St. Paul Re, Inc. Long-Term Incentive Plan. Mr. Duffy and Mr. Conroy received "Tips" of 4,113 and 5,100 shares respectively of restricted stock under the Executive Stock Ownership program during 1998.

Overall, The St. Paul Companies offers its executives a compensation program which is market competitive, leveraged to Company performance and strongly aligns the interests of management and shareholders.

The preceding report was issued by the personnel and compensation committee comprised of M. Bonsignore (Chairman), J. Dasburg, K. Duberstein, P. Grieve, D. John, G. Nelson and G. Sprenger.

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the chief executive officer of the Company and the four other most highly compensated executive officers of the Company (the "Named Executives"). But for the fact that Mr. Thiele was not serving as an executive officer as of December 31, 1998, he would also have been among the five most highly compensated executive officers of the Company for the 1998 fiscal year. Mr. Thiele's cash and non-cash compensation is also set out below.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION
                                                                  ----------------------------------------
                                                                           AWARDS               PAYOUTS
                                                                  ------------------------   -------------
                                    ANNUAL COMPENSATION                        SECURITIES      LONG-TERM
                            -----------------------------------   RESTRICTED   UNDERLYING      INCENTIVE
                                                   OTHER ANNUAL     STOCK       OPTIONS/         PLAN          ALL OTHER
      NAME AND               SALARY                COMPENSATION    AWARD(S)       SARS          PAYOUTS       COMPENSATION
 PRINCIPAL POSITION   YEAR    ($)     BONUS($)(1)     ($)(2)        ($)(3)        (#)           ($)(4)           ($)(5)
--------------------  ----  --------  -----------  ------------   ----------  ------------   -------------   --------------
D. W. Leatherdale     1998  $855,769  $        0      --          $ 233,022      225,078     $   41,727      $   35,370
 Chairman, President  1997  $775,000  $  542,500      --          $ 333,984      122,846     $  130,824      $   68,353
 and Chief Executive  1996  $770,192  $  217,000      --          $  19,078      550,000     $  109,098      $   57,978
 Officer
P. J. Liska           1998  $600,000  $  200,000   $ 10,034          --           92,066         --          $  145,652
 Executive Vice       1997  $565,385  $1,060,000   $ 50,561       $ 945,000      320,000         --          $  340,337
 President and Chief  1996    --          --          --             --           --             --              --
 Financial Officer
M. L. Pabst(6)        1998  $411,742  $  119,989   $ 87,072          --           27,444     $   10,912      $   10,400
 President            1997  $398,682  $  121,444   $114,600       $ 195,101       19,314     $   34,554      $   40,593
 International        1996  $390,598  $  139,725   $234,337          --          116,200     $   27,572      $   73,904
 Underwriting
J. F. Duffy           1998  $386,154  $  117,000      --          $ 157,253       56,076     $  550,874      $   23,489
 President            1997  $367,115  $  185,000      --          $  73,064       35,338     $  873,897      $   56,163
 St. Paul             1996  $352,112  $  156,200      --             --          116,200     $   38,137      $   49,510
 Reinsurance
M. J. Conroy          1998  $309,423  $   89,375      --          $ 173,400       36,000     $   11,574      $   12,377
 Executive Vice       1997  $289,692  $  135,800   $  6,993          --           24,000     $  159,783      $  266,276
 President and Chief  1996  $278,077  $  112,000   $ 21,491          --          116,200     $   22,349      $   76,914
 Administrative
 Officer
P. A. Thiele          1998  $415,385  $        0      --             --           98,982     $   25,173      $1,062,000
 former Executive     1997  $580,769  $  360,000      --             --           89,628     $   76,283      $   48,146
 Vice President and   1996  $482,692  $  120,000      --             --          310,000     $   57,191      $   29,998
 Chief Executive
 Officer Worldwide
 Insurance
 Operations

------------------------

(1) Except for Mr. Liska, amounts shown were earned in the year indicated and paid under the annual incentive program in the following year. In 1999, Mr. Liska was paid a supplemental bonus of $200,000 for 1998 performance. For 1997, Mr. Liska earned $360,000 under the annual incentive plan (paid in 1998), and he received $700,000 in 1997 according to the terms of his initial employment agreement.

(2) Amounts shown represent tax reimbursements for Mr. Liska and Mr. Conroy. In addition to receiving tax reimbursements of $0 for 1998, $13,386 for 1997, and $170,957 for 1996, Mr. Pabst
    received other personal benefits. Included within those personal benefits were reimbursements for housing costs incurred in his international assignment in the amount of $82,286 for 1998, $78,604 for 1997, and $43,571 for 1996.

(3) As of December 31, 1998, Messrs. Leatherdale, Liska, Duffy, Conroy and Thiele held 15,732, 22,500, 6,063, 5,100 and 8,000 restricted shares of Company common stock, respectively, having market values of $547,670, $783,281, $211,068, $177,544, $278,500, respectively. Mr. Leatherdale's restricted shares were received in 1996, 1997 and 1998, respectively, by acquisition of shares through the Executive Stock Ownership program. Of the shares awarded to Mr. Leatherdale under that program 750 vest on March 31, 1999, 4,500 vest on June 3, 2000, 4,500 vest on September 2, 2000, 2,982 vest on February 3, 2001, and 3,000 vest September 30, 2001 upon the condition that he continues to be employed by the Company. Mr. Liska's restricted shares were granted in 1997 and 7,500 shares will vest in each of 1999, 2000 and 2001, if he is then employed by the Company. Mr. Duffy's restricted shares were received on September 2, 1997, May 5, 1998 and November 3, 1998, respectively, by acquisition of shares through the Executive Stock Ownership program. Under the terms of those awards, the shares vest in three years, upon the condition he is then employed with the Company. Mr. Conroy's restricted shares were granted November 3, 1998 by acquisition of shares through the Executive Stock Ownership program. Under the terms of that award, the shares vest in three years, upon the condition he is then employed with the Company. In the event of a Change of Control (as defined in the same manner as in the 1994 Stock Incentive Plan as described on page 8) of the Company, restrictions on all such restricted shares will lapse and such shares will be fully vested. Recipients of restricted stock awards are entitled to receive any dividends paid on the shares. Pursuant to deferred stock grant agreements dated November 2, 1993, May 5, 1997 and June 3, 1997, Mr. Pabst holds rights to receive 13,366 shares of Company common stock having a market value of $465,304. Under the terms of the agreements, the shares are to be issued upon the happening of the earliest of (i) his return to the United States from expatriate assignment; (ii) involuntary termination for any reason; (iii) voluntary termination of employment; or (iv) death or disability. Deferred stock grant holders are entitled to receive any dividends that would have been paid on the shares had they been issued.

(4) Amounts shown for Messrs. Leatherdale, Pabst, Conroy and Thiele were earned under The St. Paul Companies' Long-Term Incentive Plan based on Company performance over a rolling three-year period ending in the year indicated. Beginning in 1997, amounts shown for Mr. Duffy were earned under both The St. Paul Companies' Long-Term Incentive Plan and the St. Paul Re Long-Term Incentive Plan (LTIP). The St. Paul Companies' Long-Term Incentive Plan award was earned based on Company performance over a rolling three-year period ending in the year indicated. The St. Paul Re LTIP award was earned based on St. Paul Re company performance over a rolling three-year period consisting of plan years 1995 through 1997 and a one-year curing period, ending December 31, 1998. All payouts under both plans occurred in the year following the year indicated. In 1997, Mr. Conroy received a special long-term incentive payment of $125,000 under the terms of his employment arrangement.

(5) Amounts shown in this column for the fiscal year ending December 31, 1998, consist of the following:

    Stock Ownership Plan contributions (in the form of Series B convertible preferred stock and cash, under the Stock Ownership Plan and Benefit Equalization Plan, respectively) were made in the following amounts for each executive officer: Mr. Leatherdale, $32,230; Mr. Liska, $24,000; Mr. Pabst, $10,400; Mr. Duffy, $15,446; Mr. Conroy, $12,377; and Mr. Thiele, $12,000.

    For the year 1996, Employee Stock Ownership Plan (ESOP) compensation would have been paid only in cash and included in the Summary Compensation Table for the year in which paid. Beginning with allocations for the year ending December 31, 1996 that are paid in 1997, ESOP related compensation was made in the form of stock options that are reported in the year the option grants were made.

    Under the Company's Executive Post-Retirement Life Insurance Plan, insurance premiums were paid on behalf of two of the named executive officers in the amount of $1,139 for Mr. Leatherdale, and $335 for Mr. Thiele. The plan does not involve a split-dollar arrangement.

    During 1998, Mr. Liska ($121,652), received a reimbursement payment related to his relocation. During the first nine months of 1997, Mr. Duffy had an interest free relocation loan, which was entered into on May 23, 1994 and renegotiated on September 30, 1997 into an interest bearing loan. Mr. Duffy was reimbursed $7,708 in 1998 for interest he paid under his renegotiated loan note.

    Mr. Thiele received severance payments totaling $1,050,000 in 1998 as part of his severance arrangement.

(6) Mr. Pabst's salary includes cost of living adjustments related to his international assignment in the following amounts: 1998-$149,418, 1997-$138,678; and 1996-$137,438.

SEPARATION AGREEMENT

Mr. Thiele resigned from all active employment with the Company effective September 4, 1998 ("Separation Date"). In a separation agreement ("Separation Agreement") between Mr. Thiele and the Company, in lieu of benefits payable under the Severance Plan, the Company agreed to make (i) a separation payment of $2.1 million ($900,000 of which was paid on September 15, 1998 and the balance payable monthly over a 2 year period), (ii) payments of $0 in 1998 and $300,000 in each of 1999 and 2000 relating to the incentive bonus under the Annual Incentive Plan, (iii) a lump sum payment of $25,173 relating to the 1996-1998 incentive awards under the Long-Term Incentive Plan, (iv) a payment of $60,000 relating to unused vacation days and floating holidays, and (v) a lump sum payment of $136,798. Pursuant to the Separation Agreement, Mr. Thiele's supplemental retirement benefit under the Benefit Equalization Plan will be calculated as if Mr. Thiele was credited with an additional two years of service at the time he becomes eligible to receive benefits under the Benefit Equalization Plan. The Company also agreed to provide Mr. Thiele with stock appreciation rights in connection with Mr. Thiele's unvested option to purchase 98,982 shares of common stock granted in 1998 which expired as of the Separation Date, and a stock appreciation right in connection with vested stock options remaining unexercised as of October 4, 1998. Pursuant to the Separation Agreement, all other stock options held by Mr. Thiele were treated in accordance with the terms of the original grants and expired as of the Separation Date. The Company agreed to allow the sale restrictions which applied to 8,000 shares of restricted common stock previously granted to Mr. Thiele on May 2, 1994 to lapse on May 2, 1999. The Company also agreed to continue to provide and to reimburse Mr. Thiele for premiums related to medical and dental, life, long-term disability and accidental death and dismemberment insurance coverage benefits to Mr. Thiele for a period of up to 2 years from the Separation Date, and to pay for outplacement related services for a period of up to 1 year from the Separation Date. Pursuant to the Separation Agreement, Mr. Thiele agreed to comply with several restrictive covenants, including agreements to keep certain proprietary information confidential, refrain from certain activities that could be detrimental to the Company, not solicit employees of the Company, directly or indirectly, to leave the employ of the Company, and not solicit clients, customers, vendors, consultants or agents of the Company to discontinue business with the Company.

The following tables summarize option grants and stock appreciation rights
(SARs) and exercises during fiscal 1998 to or by the executive officers named in the Summary Compensation Table and the value of the options held by such persons at the end of fiscal 1998.

                         OPTION AND SAR GRANTS IN 1998

                                          INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------------------------
                                             % OF TOTAL
                           SECURITIES         OPTIONS
                           UNDERLYING         AND SARS
                            OPTIONS/         GRANTED TO   EXERCISE OR
                          SARS GRANTED       EMPLOYEES    BASE PRICE    EXPIRATION      GRANT DATE
        NAME               (NUMBER)(3)        IN 1998      ($/SHARE)       DATE      PRESENT VALUE($)
---------------------  -------------------   ----------   -----------   ----------   ----------------
D. W. Leatherdale(1)       225,078 options      5.8%       $43.9375       2/2/2008      $2,491,951(5)
P. J. Liska(1)              92,066 options      2.4%       $43.9375       2/2/2008      $1,019,309(5)
M. L. Pabst(1)              27,444 options       .7%       $43.9375       2/2/2008      $  303,846(5)
J. F. Duffy(1)              56,076 options      1.4%       $43.9375       2/2/2008      $  620,845(5)
M. J. Conroy(1)             36,000 options       .9%       $43.9375       2/2/2008      $  398,574(5)
P. A. Thiele(2)              318,610  SARs      8.2%          (4)         9/4/2000      $1,215,156(6)

------------------------

(1) Options were granted February 3, 1998 and have a one-year vesting period. On February 2, 1999, the Board of Directors approved amendments to the Company's 1994 Stock Incentive Plan and the USF&G Nonqualified Stock Option Plan that deleted the provisions that caused options under such plans to terminate (if they did not expire earlier) three years and one year respectively after an optionee's retirement. The amendments did not affect options that were held by persons who had retired prior to that date.

(2) As part of his separation agreement, Mr. Thiele was granted SARs on September 1, 1998 in connection with his unvested 1998 option grant and unexercised vested options which expired on September 4, 1998.

(3) All options will become immediately vested and exercisable in full upon a Change of Control (defined the same as in the 1994 Stock Incentive Plan as described on page 8) of the Company.

(4) Mr. Thiele's SARs have exercise prices of $23.9375 (60,000 SARs), $29.00 (70,000 SARs), $31.50 (89,628 SARs) and $43.9375 (98,982 SARs).

(5) The options granted on February 3, 1998 were valued at the grant date using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 18.7%; dividend yield 3.0%; risk-free rate of return of 5.8%; and the maximum exercise period at the time of grant which was 10 years.

(6) The SARs granted on September 1, 1998 were valued at the grant date using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 22.8%; dividend yield 2.8%; risk-free rate of return of 5.0%; and the maximum exercise period at the time of grant which was 2 years.

                AGGREGATED OPTION AND SAR EXERCISES IN 1998 AND
                     12-31-98 YEAR-END OPTION/SAR VALUES(1)

                                                            NUMBER OF
                                                      SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS/    IN-THE-MONEY OPTIONS AND
                                           VALUE       SARS AT 12/31/98 (#)      SARS AT 12/31/98 ($)
                      SHARES ACQUIRED    REALIZED        EXERCISABLE(EX)/          EXERCISABLE(EX)/
        NAME          ON EXERCISE (#)       ($)        UNEXERCISABLE(UNEX)        UNEXERCISABLE(UNEX)
--------------------  ---------------   -----------   ----------------------   -------------------------
D. W. Leatherdale        19,880         $   615,038         633,822(ex)              $6,809,122(ex)
                                                            645,078(unex)            $2,283,750(unex)
P. J. Liska                   0         $         0          80,000(ex)              $  265,000(ex)
                                                            332,066(unex)            $  795,000(unex)
M. L. Pabst             114,220         $ 1,374,613          19,314(ex)              $   63,978(ex)
                                                            103,644(unex)            $  414,338(unex)
J. F. Duffy              19,916         $   625,283         209,382(ex)              $2,338,146(ex)
                                                            132,276(unex)            $  414,338(unex)
M. J. Conroy                  0         $         0          79,000(ex)              $  475,125(ex)
                                                            112,200(unex)            $  414,338(unex)
P. A. Thiele            118,560         $ 1,669,398               0(ex)              $        0(ex)
                                                            318,610(unex)            $1,356,268(unex)

------------------------

(1)  318,610 SARs were outstanding as of December 31, 1998.

The following table shows each potential award to Mr. Duffy under the St. Paul Re, Inc. Long-Term Incentive Plan.

              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                  (B)           (C)            ESTIMATED FUTURE PAYOUTS
               NUMBER OF    PERFORMANCE       NON-STOCK PRICE-BASED PLANS
                SHARES,      OR OTHER     -----------------------------------
               UNITS, OR   PERIOD UNTIL       (D)         (E)         (F)
    (A)          OTHER     MATURATION OR   THRESHOLD    TARGET      MAXIMUM
    NAME       RIGHTS(#)      PAYOUT          (#)         (#)         (#)
------------  -----------  -------------  -----------  ---------  -----------
J. F. Duffy        6,653       12/31/01        3,327       6,653      13,306
J. F. Duffy        8,836       12/31/00        4,418       8,836      17,672
J. F. Duffy        8,935       12/31/99        4,468       8,935      17,870

The above table reflects awards of performance units under the St. Paul Re, Inc. Long-Term Incentive Plan with respect to fiscal years 1996, 1997 and 1998. These potential threshold, target and maximum awards, which are denominated in shares of Company common stock, under the St. Paul Re, Inc. Long-Term Incentive Plan are based on salary level and the fair market value of the Company's common stock at cycle commencement. The goals for the applicable performance cycle are based on a performance standard which is weighted 66 2/3% on St. Paul Re's capital weighted accident year ROE during the performance cycle and 33 1/3% on aggregate net written premium for the performance cycle. The performance cycles are three-year rolling periods. Awards earned are paid in cash during the quarter following the end of the curing period for the applicable performance cycle. The curing period for an applicable performance cycle ends one year after the end of the performance cycle and final payouts are based on results of the performance cycle at the end of the curing period. The amount of the cash payment for a performance cycle is based on the fair market value of the Company's common stock on the day the Company's results for the curing period are announced.

The following table shows estimated annual benefits payable upon retirement at age 65 under all defined benefit plans of the Company.

                                 PENSION TABLE

                                  YEARS OF SERVICE
               -------------------------------------------------------
REMUNERATION      15         20         25          30          35
-------------  ---------  ---------  ---------  ----------  ----------
 $   125,000     $33,750    $45,000    $56,250     $67,500     $67,500
 $   150,000      40,500     54,000     67,500      81,000      81,000
 $   175,000      47,250     63,000     78,750      94,500      94,500
 $   200,000      54,000     72,000     90,000     108,000     108,000
 $   225,000      60,750     81,000    101,250     121,500     121,500
 $   250,000      67,500     90,000    112,500     135,000     135,000
 $   300,000      81,000    108,000    135,000     162,000     162,000
 $   350,000      94,500    126,000    157,500     189,000     189,000
 $   400,000     108,000    144,000    180,000     216,000     216,000
 $   450,000     121,500    162,000    202,500     243,000     243,000
 $   500,000     135,000    180,000    225,000     270,000     270,000
 $ 1,000,000     270,000    360,000    450,000     540,000     540,000
 $ 1,500,000     405,000    540,000    675,000     810,000     810,000
 $ 2,000,000     540,000    720,000    900,000   1,080,000   1,080,000

All of the executive officers named in the Summary Compensation Table participate in the Company's defined benefit pension plans. The amount of their remuneration which is covered by the plans is the amount set forth in the salary and bonus columns of the Summary Compensation Table. Plan benefits are calculated on the basis of a life annuity and are subject to integration with Social Security. Certain highly compensated Company employees, including Messrs. Leatherdale and Duffy, may be entitled to slightly increased benefits under the plans, based on a formula of 55 percent of final average compensation prorated over 30 years, without any integration with Social Security. Based on those calculations, Messrs. Leatherdale and Duffy may be entitled to increased benefit amounts of approximately 1% more than benefits represented in the Pension Plan Table. These differing payments are the result of their pension benefits being grandfathered under a pension formula which was in place prior to 1989. The formula was changed in 1989 to comply with Internal Revenue Code requirements. The current number of credited years of service for those officers is as follows: Mr. Leatherdale-27; Mr. Liska-1; Mr. Pabst-10; Mr. Duffy-17, Mr. Conroy-3 and Mr. Thiele-19. Retirement benefits for Messrs. Leatherdale, Pabst, Duffy, Conroy and Thiele are fully vested.

AMENDED AND RESTATED SPECIAL SEVERANCE POLICY

Under the Company's Amended and Restated Special Severance Policy ("Policy"), severance benefits would be provided to eligible employees of the Company, including all of the Named Executives, in the event their employment terminates under certain conditions within two years following a Change of Control. "Change of Control" is generally defined to occur when (i) members of the Board of Directors on February 1, 1999 (the "Incumbent Board") cease to constitute a majority thereof, provided that persons subsequently becoming directors with the approval of directors constituting at least two-thirds of the Incumbent Board will be considered as members of the Incumbent Board (subject to certain exceptions relating to actual or threatened election contests or solicitation of proxies or consents), (ii) any person as defined in the Exchange Act, other than the Company, a Company subsidiary or an underwriter temporarily holding securities pursuant to an offering of such securities, is or becomes the beneficial owner of 30% or more of the Company's voting securities, (iii) the consummation of a merger or consolidation or similar transaction involving the Company, or the sale of all or substantially all of the Company's assets to an unaffiliated entity, unless immediately after such corporate transaction or sale, more than 60% of the voting securities of the corporation resulting from such corporate transaction or sale (or if applicable, the ultimate parent corporation) is represented by voting securities of the Company that were outstanding immediately prior to such corporate transaction or sale (or by shares into which such Company voting securities were converted), provided that certain conditions are satisfied and (iv) the Company's stockholders approve a plan of complete liquidation or dissolution of the Company. If the employment of any Named Executive is terminated within two years after a Change of Control by the employer other than for Cause, or by the Named Executive for Good Reason, or if the employment of the Named Executive terminates for any reason during the 30-day period commencing on the first anniversary of the Change of Control, the Named Executive would become entitled to certain benefits.

Under the Policy the term "Cause" is generally defined as willfully engaging in illegal conduct or gross misconduct which is materially injurious to the employer; and willful and continued failure to perform duties after a written demand. "Good Reason" is defined to include such situations as a change in duties or responsibilities that is inconsistent in any materially adverse respect with the Named Executive's positions, duties, responsibilities or status prior to the Change of Control, a materially adverse change in the Named Executive's titles and offices (including, if applicable, membership on the Board of Directors) as in effect immediately prior to the Change of Control, a reduction in the Named Executive's rate of base salary or annual target bonus opportunity, job relocations of a certain type and failure to maintain benefits that are substantially the same as are in effect when the Change of Control occurs.

The following is a summary of the severance benefits provided to Named Executives under the Policy:

        1. A Named Executive will receive a lump sum severance payment equal to three times the sum of (i) the highest annual base salary rate payable to the Named Executive during the 12-month period immediately prior to termination and (ii) the Named Executive's target bonus for the year of termination.

        2. Participation will be continued for three years in those medical, dental, disability and life insurance programs in which the Named Executive participated on the date employment terminated.

        3. Outplacement assistance will be provided which is no less favorable than under the terms of the outplacement assistance plan applicable to the Named Executive at the time of the Change of Control, unless the Named Executive elects to receive a lump cash payment in lieu thereof.

        4. If the payments to the Named Executives would be subject to the excise tax on "excess parachute payments" imposed by Section 4999 of the Code, the Company will reimburse the Named Executive for the amount of such excise tax (and the income and excise taxes on such reimbursement).

The Policy is subject to amendment or termination at any time prior to a Change of Control unless the amendment or termination is approved within 12 months of the Change of Control and would adversely affect the rights (or potential rights) of the Named Executive. After a Change of Control, no amendment or termination of the Policy may adversely affect the rights (or potential rights) of the Named Executive with respect to such Change of Control.

EMPLOYMENT CONTRACT

In addition to the Amended and Restated Special Severance Policy and the normal change of control provisions of the Company's benefit plans, Mr. Liska has an employment agreement with the Company that provides that if he is terminated as a result of any reason other than (i) Cause or (ii) Change of Control (as those terms are generally defined above) or if he terminates the agreement for Good Reason, he will receive, if the termination takes place before his third employment anniversary, a severance payment equal to 300% of his then current salary and the average annual incentive award he earned since joining the Company. If termination takes place after the third anniversary, he will receive a severance payment equal to 150% of his then current salary and average annual incentive in the previous three years, all contingent on Mr. Liska agreeing to sign the standard Company severance agreement releasing the Company from legal liability for his termination. The agreement also provides for three additional years of credited service to the pension plan if he is vested at the time of termination and, if termination is within the first six years, a cash payment equal to unvested Savings Plus, Executive Saving Plus and ESOP balances. Good Reason means (i) a reduction in base salary, (ii) failure of the Company to make available to him on terms not less favorable any benefit or compensation plan which has been made available to other comparable executives, (iii) a receipt of an annual incentive payout based on financial measures which are shared with other senior executives that is not consistent with the payout criteria of the other executives, (iv) being assigned duties materially inconsistent with his current position or a material adverse change in his title or line of authority through which he is required to report, or (v) a relocation of the Company to a location outside the greater Minneapolis/ St. Paul metropolitan area. As part of his hiring agreement Mr. Liska received the one time bonus, salary and incentive payment, restricted and stock option awards that are included in the summary compensation and stock option tables above. Mr. Liska also has an agreement with the Company that entitles him to (i) $255,000 if he is employed by the Company after December 2, 2000 and the 20-day average price of a share of Company common stock exceeds $50 per share if the price target is met before December 3, 2001; and (ii) an additional $255,000 if he is employed by the Company after December 2, 2000 and the 20-day average price of a share of Company common stock exceeds $55 per share if the price target is met before December 3, 2001.

The following graph shows a five-year comparison of cumulative total returns for the Company, the S&P 500 composite index and an index of peer companies selected by the Company.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                          THE ST. PAUL COMPANIES, INC.
              S&P 500 INDEX AND COMBINED S&P PROPERTY-CASUALTY AND
                              MULTILINE INSURANCE

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                      COMBINED S&P PROPERTY
                                     CASUALTY AND MULTILINE
           ST. PAUL    S&P 500              INSURANCE
1993         $100.00    $100.00                          $100.00
1994         $103.28    $101.32                          $101.99
1995         $132.29    $139.40                          $150.14
1996         $143.88    $171.40                          $187.54
1997         $206.46    $228.59                          $285.18
1998         $179.85    $293.91                          $315.41

Assumes $100 invested on December 31, 1993.

Companies in the combined S&P Property-Casualty and Multiline Insurance Indexes are as follows: The St. Paul Companies, Inc., SAFECO Corporation, Hartford Financial Services Group, MGIC Investment Corp.-Wisconsin, The Chubb Corporation, American International Group, Inc., Cincinnati Financial, Progressive Corp.-Ohio, CIGNA Corporation, Allstate Corporation and Loews Corporation. Returns of each of the companies included in the combined index have been weighted according to their respective market capitalizations.

                           INDEBTEDNESS OF MANAGEMENT

Messrs. Leatherdale, Pabst, Duffy, and Conroy and other executive officers Bruce Backberg, Joseph Nardi and Janet Nelson, as participants in the Company's Special Leveraged Stock Purchase Program obtained loans from the Company in order to purchase Company common stock in the open market ("Purchase Loans"). The Purchase Loans are secured by a pledge of the Company common stock purchased with the loan proceeds (the "Purchased Stock"). The Purchase Loans accrue interest at the Applicable Federal Rate for loans of such maturity (5.57% in September 1998) beginning on the date the Purchase Loan is taken out and unpaid interest is compounded annually. Accrued but unpaid interest on each Purchase Loan will be added to the principal balances of the Purchase Loan. Fifty percent of the principal balance of each Purchase Loan will be payable May 7, 2002, though the participant may prepay at any time. All Purchase Loans will be due and payable May 7, 2003. The payment of a Purchase Loan will be accelerated if a participant's service is terminated because of resignation or involuntary termination for cause. In those instances, the Purchase Loan must be paid within 30 days following such event. If a participant's termination of service is due to retirement, death, disability or following a Change of Control (as defined in the program), the Purchase Loan must be repaid over a two-year period following such event. The Purchase Loan may also be prepaid at any time at the participant's option. The Purchased Stock will be pledged to secure the Purchase Loan, but the participant will be permitted at any time to sell the Purchased Stock so pledged, provided that the proceeds from such sale are applied against the outstanding balance of the Purchase Loan. Maximum amounts outstanding during the period from May 6, 1997 when the program was approved by shareholders until February 28, 1999 and the amounts outstanding on February 28, 1999 for each of the following were: Mr. Leatherdale ($3,164,980); Mr. Pabst ($1,115,151); Mr. Duffy ($1,054,984); Mr. Conroy ($932,456); Mr. Backberg ($198,875); Mr. Nardi
($1,107,067) and Ms. Nelson ($1,114,421).

In addition, Mr. Duffy has received a loan from the Company which was made in connection with his relocation. The former interest free loan was originally entered into on May 23, 1994 and renegotiated on September 30, 1997. The loan is evidenced by a demand note which bears interest at the applicable Federal rate (5.57% for September 1998), and is due on February 15, 2001. The largest principal amount outstanding under the loan during 1998 was $130,000 and the outstanding principal amount outstanding as of March 1, 1999 was $81,250.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of February 26, 1999 (except as set forth below) regarding the beneficial ownership of capital stock of the Company by each person known to own 5 percent or more of the outstanding shares of each class of the Company's capital stock, each director and director nominee of the Company, each of the executive officers of the Company included in the Summary Compensation Table, and all directors, director nominees and executive officers of the Company as a group. Except as otherwise indicated, the shareholders indicated in the table have sole voting and investment powers with respect to the capital stock owned by them.

                                                                                       PERCENT OF    PERCENT OF CLASS OF
                                                              AMOUNT AND NATURE OF       CLASS             SERIES B
                                                              BENEFICIAL OWNERSHIP     OF COMMON         CONVERTIBLE
                      BENEFICIAL OWNER                           OF COMMON STOCK         STOCK        PREFERRED STOCK(5)
------------------------------------------------------------  ---------------------   ------------   --------------------
Capital Research and Management                                25,820,400(1)                   11%               0
333 South Hope Street
Los Angeles, CA 90071

Sanford C. Bernstein & Co., Inc.                               21,594,346(2)                  9.2%               0
767 Fifth Avenue
New York, NY 10153

Fidelity Management and Trust Company                             **     (3)              **     (3)           100(3)
300 Puritan Way
Marlborough, MA 01752

D. W. Leatherdale                                               1,176,748(4)               *               *

P. J. Liska                                                       202,878(4)               *               *

M. L. Pabst                                                       104,008(4)               *               *

J. F. Duffy                                                       335,925(4)               *               *

M. J. Conroy                                                      162,912(4)               *               *

P. A. Thiele                                                       52,022(4)               *               *

H. F. Baldwin                                                      12,805(4)               *                     0

N. P. Blake                                                       797,812(4)               *                     0

M. R. Bonsignore                                                   23,758(4)               *                     0

J. H. Dasburg                                                      57,988(4)               *                     0

W. J. Driscoll                                                     39,180(4)               *                     0

K. M. Duberstein                                                    4,568(4)               *                     0

P. M. Grieve                                                       82,980(4)               *                     0

J. E. Gustafson                                                   115,000(4)               *                     0

T. R. Hodgson                                                       6,086(4)               *                     0

D. G. John                                                          5,000(4)               *                     0

W. H. Kling                                                        25,180(4)               *                     0

                                                                                       PERCENT OF    PERCENT OF CLASS OF
                                                              AMOUNT AND NATURE OF       CLASS             SERIES B
                                                              BENEFICIAL OWNERSHIP     OF COMMON         CONVERTIBLE
                      BENEFICIAL OWNER                           OF COMMON STOCK         STOCK        PREFERRED STOCK(5)
------------------------------------------------------------  ---------------------   ------------   --------------------
B. K. MacLaury                                                     19,490(4)               *                     0

G. D. Nelson, M.D.                                                 95,992(4)               *                     0

A. M. Pampusch, Ph.D.                                              23,719(4)               *                     0

G. M. Sprenger                                                      8,988(4)               *                     0

All Directors, Director Nominees and Executive Officers as a    4,069,748(4)                 1.78%               0
Group (31 Persons)

------------------------

* Indicates ownership of less than 1% of the Company's outstanding common stock.

** Indicates ownership of less than 5% of the Company's outstanding common stock.

(1) This figure, as of December 31, 1998, was reported in a Schedule 13G filed with the Securities and Exchange Commission. With respect to those shares, Capital Research and Management Company and its related investment funds affiliates had no shared power to direct the vote of Company shares and sole power to direct the disposition of all 25,820,400 shares. The shares reported includes 161,030 shares resulting from the assumed conversion of 190,000 of the Company's 6.00% mandatorily redeemable preferred securities beneficially owned by Capital Research and Management Company. The Capital Research and Management Company has advised the Company that neither Capital Research and Management Company nor any of its affiliates owns any Company shares for its own account.

(2) This figure, as of December 31, 1998, was reported in a 13G filed with the Securities and Exchange Commission. With respect to those shares, Sanford C. Bernstein & Co., Inc. had sole power to direct the vote of 11,941,559 shares, shared power to direct the vote of 2,538,319 shares, and sole power to direct the disposition of all 21,594,346 shares.

(3) Fidelity Management and Trust Company owns less than 5% of the outstanding shares of the Company's common stock. The figures related to percent of class of Series B convertible preferred stock are based on information provided by Fidelity Management and Trust Company. There are 923,687 outstanding shares of Series B convertible preferred stock as of March 11, 1999.

(4) Under the Company's stock option plan, the named executive officers and directors have the right to acquire beneficial ownership of the following number of shares within 60 calendar days: Mr. Leatherdale 840,604; Mr. Liska 172,066; Mr. Pabst 46,758; Mr. Duffy 244,314; Mr. Conroy 115,000, Mr. Thiele
    0; Mr. Blake 734,220; Messrs. Driscoll, Grieve and MacLaury 17,000 each; Dr. Pampusch 16,600; Messrs. Bonsignore and Kling 15,000 each; Dr. Nelson 13,000; Mr. Dasburg 9,000; Mr. Sprenger 7,000; Mr. John 5,000; Mr. Hodgson 3,000; Mr. Baldwin 1,692; Mr. Duberstein 1,692; and all directors, director nominees and executive officers as a group 2,791,030. These shares are included in the totals shown for each individual and the group of all directors, director nominees and executive officers.
    The following number of restricted shares are held, as of February 26, 1999, by the Company under its restricted stock award plan, stock incentive plan, and non-employee director stock retainer plan, for the named executive officers and director or director nominees:

    Mr. Leatherdale 45,732; Mr. Liska 15,000; Mr. Duffy 6,063, Mr. Conroy 5,100; Mr. Thiele 8,000; Messrs. Driscoll, Grieve, Kling and Nelson 3,932 each; Mr. Bonsignore 3,510; Dr. Pampusch 3,384; Messrs. Dasburg and Sprenger 1,988 each; Mr. MacLaury 1,522; and Mr. Hodgson, 586. The number of shares of restricted stock held by all directors, director nominees and executive officers as a group is 314,945. Those director nominees and executive officers have sole voting power and no investment power with respect to those shares. These shares are included in the total shares for each individual and the group of all directors, director's nominees and executive officers.
    Under the Company's Stock Ownership Plan, the following number of shares of common stock have been allocated to the Employee Stock Ownership (ESOP) accounts of the following executive officers: Mr. Leatherdale 8,090; Mr. Liska 569; Mr. Pabst 6,338; Mr. Duffy 6,975; Mr. Conroy 1,543 and all executive officers as a group 50,410. These shares are included in the totals shown for each executive officer and for all executive officers as a group. Employees (including executive officers) have sole voting power and no investment power over shares allocated to their ESOP accounts, except that participants age 55 and over may elect to diversify a portion of their ESOP account into investments offered through the Stock Ownership Plan or otherwise.
    Under the Company's director's deferred compensation plan, participating non-employee directors are eligible to defer directors' fees to among others, a Company common stock equivalent account. Directors electing common stock equivalents have their deferred accounts credited with the number of common shares of the Company which could have been purchased with the fees on the date they were deferred. This is a "phantom" arrangement and no common shares are actually purchased or held for any director's account. However, dividends on phantom shares are credited to participating directors' accounts, and the value of a participating director's common stock account fluctuates with changes in the market value of the Company's common stock. The following directors had the following number of phantom shares of common stock have been allocated to the deferred compensation accounts of the following directors: Mr. Baldwin 427 shares; Mr. Bonsignore 7,114 shares; Mr. Dasburg 563 shares; Mr. Duberstein 853 shares; Mr. Grieve 26,422 shares; Mr. Hodgson 373 shares; Mr. Kling 3,865 shares; Mr. Nelson 2,513 shares; and Dr. Pampusch 1,964 shares.

(5) Under the Company's Stock Ownership Plan, the following number of Series B convertible preferred shares have been allocated to the Preferred Stock Fund accounts of the following executive officers: Mr. Leatherdale, 1,469 shares; Mr. Liska, 243 shares; Mr. Pabst, 1,366 shares; Mr. Duffy, 1,769 shares; Mr. Conroy, 585; and all executive officers as a group, 15,427 shares. Each share of Series B preferred stock is convertible into and votes as if it were eight shares of the Company's common stock. These shares, as if converted to common stock, are included in the totals shown for each executive officer and for all executive officers as a group. Employees (including executive officers) have sole voting power and no investment power over shares allocated to their Preferred Stock accounts. All Series B preferred stock shares are held in trust with Fidelity Management and Trust Company serving as Trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of St. Paul's common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and beneficial owners with more than 10% of St. Paul's common stock are required by SEC regulations to furnish St. Paul with copies of all Section 16(a) forms they file.

Based solely on the Company's review of copies of such reports and written representations from the Company's executive officers and directors, the Company believes that its executive officers and directors complied with all Section 16(a) filing requirements during 1998, except as follows:

    - On April 30, 1998, Mr. Dalton acquired 12,900 shares of Company common stock by option exercise and disposed of 4,716 shares. On June 12, 1998, Mr. Dalton acquired 10,080 shares of Company common stock by option exercise and disposed of 10,080 shares. These transactions were reported to the SEC on his Form 4 dated September 24, 1998.

    - On August 21, 1998, Mr. Duffy purchased 14,700 shares of Company common stock. This transaction was reported to the SEC on his Form 4 dated October 16, 1998.
SHAREHOLDER PROPOSALS 2000 ANNUAL MEETING

If any shareholder wishes to propose a matter for consideration at the Company's annual meeting of shareholders scheduled to be held on May 2, 2000, the proposal should be mailed by Certified Mail-Return Receipt Requested to the Company's corporate secretary, 385 Washington Street, St. Paul, MN 55102. To be eligible under the Securities and Exchange Commission's shareholder proposal rule (Rule 14a-8) for inclusion in the Company's 2000 annual meeting proxy statement and form of proxy to be mailed in March of 2000, a proposal must be received by the Company by December 1, 1999. For a shareholder proposal submitted outside of the process provided by Rule 14a-8, to be eligible for consideration at the Company's 2000 annual meeting, timely notice thereof must be received by the Company by March 3, 2000 in the manner and form required by the Company bylaws.

OTHER BUSINESS

The Board of Directors does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

/s/ Sandra Ulsaker Wiese
--------------------------------------

Sandra Ulsaker Wiese   St. Paul, Minnesota
Corporate Secretary         March 29, 1999
By Authority of the
Board of Directors

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST ADDRESSED TO:
                                   SANDRA ULSAKER WIESE
                                     CORPORATE SECRETARY
                                     THE ST. PAUL COMPANIES, INC.
                                     385 WASHINGTON STREET
                                     ST. PAUL, MN 55102

THE ST PAUL





The St. Paul Companies, Inc.
385 Washington Street
Saint Paul, MN 55102
Telephone (651) 310-7911

www.stpaul.com








70732 Rev. 3/99 Printed in U.S.A.

                        THE ST. PAUL COMPANIES, INC.

                           ANNUAL INCENTIVE PLAN



1.   PURPOSE

     The purpose of this Annual Incentive Plan ("AIP") is to provide key executives of The St. Paul Companies, Inc. and its subsidiaries (the "Company") with financial incentives which will motivate and reward performance that achieves established goals, including annual corporate earnings and business unit performance objectives. It is also intended to provide a procedure whereby a plan participant may defer the payment of all or a specified percentage of any awards under this plan payable to him/her until a specified time or event, elect an investment vehicle in which an award will be deemed invested for the period of deferral, and specify the manner and timing of the payment of any deferred amount. Further, it is intended that this plan be unfunded for tax purposes and for Title I of ERISA.

2.   ELIGIBILITY

     Executive officers of the Company (as defined under Rule 3b-7 of the Securities Exchange Act of 1934) at the end of the previous year are eligible to participate in the AIP. The participants will be those eligible executive officers who are selected prior to the beginning of the AIP plan year by the Executive Compensation Committee to receive awards for the plan year.

3.   AWARDS UNDER THE AIP

     The Personnel and Compensation Committee of the Board of Directors administers the AIP and approves awards based on the achievement of Company and/or business unit objectives. For purposes of the AIP, the Committee may consider and establish only the following measures: total shareholder return, return on equity, earnings per share, expense management, business unit achievement of profit or revenue targets, revenues, net income, operating income, or any combination thereof. Maximum awards to the eligible participants under the AIP range from 50%-105% of the participant's annual base salary as in effect on March 31 of the year for which the award is based. In no event shall the annual base salary used to compute a maximum award for any participant exceed 120% of that participant's annual base salary in effect on January 1 of the year for which the award is paid.
Awards are either paid in cash or deferred, at the election of each participant, during the first quarter of the year following the year for which the award was earned.

4.   DEFERRAL OF AWARDS

     Commencing with the calendar year in which a Participant is first entitled to an award and each subsequent year in which he/she is so entitled, the Company shall retain the awards that participants have previously elected to defer, payable to the Participant at the time or times and in the manner specified by the Participant in a written election notice.

     Deferral elections may be made annually. An election notice will specify the amount or percentage, if any, of any award to be deferred, the deferral period, the investment vehicle in which the amount deferred will be deemed invested, and the manner and timing of payment. Investment options are such investment vehicles as the Company may from time to time offer. The election notice must be delivered to the Company on or before December 31 preceding the year for which the award is made. An election is irrevocable once the year for which the award will be made has commenced, except that a participant may change his/her investment election periodically as the Company in its discretion may provide.

5.   NON-ALIENATION

     The rights and benefits of a participant hereunder and any other person or persons to whom payments may be made pursuant to this plan are personal to her/him and them, as the case may be, and, except for payments made following a participant's death, shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.

6.   EXCLUSION FROM BENEFITS

     Awards under this plan shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

7.   STATUS OF DEFERRED AWARDS

     This plan constitutes a mere promise by the Company to pay the deferred awards in the future. To the extent a participant or any other person acquires a right to receive payments from the Company under this plan, such rights shall be no greater than the right of any unsecured general creditor of the Company.

8.   PAYMENT OPTIONS

     A Participant may elect to have deferred awards paid in a single payment or in annual installments ranging from two to twenty years.

     Payment or commencement of payment of deferred awards may be elected as of the last day of the month in which the following events or dates (Valuation Dates) occur:

     a. Termination from employment, which means a complete severance of a participant's employment relationship with the Company and all affiliated companies. Accordingly, neither a transfer of a participant's employment among affiliated companies nor his/her absence from active service with the Company by reason of a disability leave or any other leave of absence will constitute a termination from employment.

     b. Retirement, which shall be deemed to occur if the participant terminates from employment with eligibility for an immediate and regular benefit payment under a tax qualified defined benefit plan of the Company.

     c. Total permanent disability, which shall be deemed to have occurred if the Executive Compensation Committee finds on the basis of medical evidence satisfactory to it that the participant is prevented from engaging in any suitable gainful employment or occupation and that such disability will be permanent and continuous during the remainder of his/her life.

     d.  Death.

     e.  December 31 of a year of the participant's choice.

     Except as provided herein with respect to insiders, the actual first or single payment will be made within 30 days of the first elected Valuation Date to occur. In the case of installments, subsequent installments will be valued as of the last day of each subsequent calendar year and will be paid within sixty days thereafter.

9.   PAYMENT OF DEFERRED AWARDS

     Awards deferred, together with interest and dividend equivalents accrued thereon, and/or valued and adjusted for income, gains, and losses hereunder, as the case may be, shall be paid in cash to the participant at such time or times as the participant shall have specified in writing in his/her irrevocable deferral notices to the Company. However, if a Phantom Company Stock Account is offered as an investment vehicle for deferred awards, a payment shall not be made to or on behalf of a participant subject to Section 16 of the Securities Exchange Act of 1934 ("insider") with respect to the participant is Phantom Company Stock Account hereunder unless at least six months shall have lapsed from the date the Company stock represented by such payment was credited to such participant's Phantom Company Stock Account except in case of the participant's death, disability, retirement or termination of employment with the Company and all affiliated organizations.

10.  AMENDMENT AND TERMINATION

     The Board of Directors of the Company may amend or terminate this Plan at any time.

                            THE ST. PAUL COMPANIES, INC.
                   AMENDED AND RESTATED 1994 STOCK INCENTIVE PLAN


     1. PURPOSE. The purposes of The St. Paul Companies, Inc. 1994 Stock Incentive Plan (the "Plan") are (i) to promote the interests of The St. Paul Companies, Inc. (the "Company") and its shareholders by attracting and retaining key employees and Non-Employee Directors of the Company and its subsidiaries upon whom major responsibilities rest for the successful administration and management of the Company's business, (ii) to provide such employees and Non-Employee Directors with incentive-based compensation in the form of Company stock, which is supplemental to any other compensation or benefit plans, based upon the Company's sustained financial performance, (iii) to encourage decision making based upon long-term goals and (iv) to align the interest of such employees and Non-Employee Directors with that of the Company's shareholders by encouraging them to acquire a greater ownership position in the Company.

     2. DEFINITIONS. Wherever used herein, the following terms shall have the respective meanings set forth below:

     "Award" means an award to a Participant made in accordance with the terms of the Plan.

     "Board" means the Board of Directors of the Company.

     "Committee" means the Personnel and Compensation Committee of the Board, or a subcommittee of that committee.

     "Common Stock" means the common stock of the Company.

     "Disinterested Person" means "disinterested person" as defined in Rule 16b-3 of the Securities and Exchange Commission, as amended from time to time, and, generally, means any member of the Board who is not at the time of acting on a matter, and within the previous year has not been, an officer of the Company or a subsidiary.

     "Participant" means a key employee of the Company or its subsidiaries who is selected by the Committee to participate in the Plan or a Non-Employee Director who is granted options under the provisions of Section 20 and/or
Section 21 of the Plan.

     3.    SHARES SUBJECT TO THE PLAN.  Subject to adjustment as provided in
Section 16, the number of shares of Common Stock which shall be available and reserved for grant of Awards under the Plan shall not exceed eleven million six hundred thousand (11,600,000) (as adjusted for the two-for-one stock split approved by the shareholders of the Company at the May 5, 1998 annual meeting of the shareholders of the Company (the "Stock Split")). Subject to approval of this Plan, as herein amended by the shareholders at the 1999 Annual Meeting, the number of shares of Common Stock available and reserved for grants of Awards under this Plan will be increased to fourteen million four hundred thousand (14,400,000) shares.

The shares of Common Stock issued under the Plan will come from authorized and unissued shares. Shares of Common Stock subject to an Award that expires unexercised, that is forfeited, terminated or canceled, in whole or in part, shall thereafter again be available for grant under the Plan. No more than twenty per cent (20%) of all shares subject to the Plan may be granted to Participants as restricted stock.

     4. ADMINISTRATION. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Committee.

     Subject to the provisions of the Plan and except where inconsistent with the provisions of Section 20, 21 and 22 of the Plan, the Committee shall (i) select the Participants, determine the type of Awards to be made to Participants, determine the shares subject to Awards, and (ii) have the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the administration of the Plan, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.

     5. ELIGIBILITY. Non-Employee Directors shall become Participants under the provisions of Section 20 of the Plan and may become Participants under
Section 21 of the Plan. In addition, the Committee shall select from time to time as Participants in the Plan such key employees of the Company or its subsidiaries who are responsible for the management of the Company or a subsidiary or who are expected to contribute in a substantial measure to the successful performance of the Company. No employee shall have at any time the right (i) to be selected as a Participant, (ii) to be entitled to an Award, or
(iii) having been selected for an Award, to receive any further Awards.

     6. AWARDS. Awards under the Plan may consist of: stock options (either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or nonstatutory stock options), Rights and restricted stock. Awards of restricted stock may provide the Participant with dividends or dividend equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions).

     7.    STOCK OPTIONS.    The Committee shall establish the option price at
the time each stock option is granted, which price shall not be less than the closing price of a share of the Common Stock on the New York Stock Exchange on the date of grant, or the fair market value of a share of the Common Stock if it is not so listed, as determined by the Committee.  Stock options shall be exercisable for such period as specified by the Committee, but in no event may options become exercisable less than one year after the date of grant (unless specifically approved by the Committee to attract a key exceutive to join the Company and except in the case of a Change of Control) or be exercisable for a period of more than ten (10) years after their date of grant. The option price of each share as to which a stock option is exercised shall be paid in full at the time of such exercise. Such payment shall be made in cash (including check, bank draft or money order), by tender of shares of Common Stock owned by the Participant valued at fair market value as of the date of exercise, subject to such guidelines for the tender of Common Stock as the Committee may establish, in such other consideration as the Committee deems appropriate, or by a combination of cash, shares of
Common Stock and such other consideration.   No Participant may be granted
Awards of stock options with respect to more than one million six hundred thousand (1,600,000) shares (as adjusted for the Stock Split) of Common Stock during the term of the Plan, subject to adjustment as provided in Section 16.

     8.    STOCK APPRECIATION RIGHTS.    Stock appreciation, or similar rights
(each a "Right") may be granted either concurrently with or subsequent to the
date of grant of the related stock option.   A Right shall entitle the
Participant to receive from the Company an amount equal to the increase of the fair market value of one (1) share of Common Stock on the date of exercise of the Right over the fair market value of one (1) share of Common Stock on the date of grant. The Committee shall determine in its sole discretion whether the Right shall be settled in cash, Common Stock or a combination of cash and Common Stock. In no event may Rights with respect to more than one million six hundred thousand (1,600,000) shares (as adjusted for the Stock Split) of Common Stock in the aggregate be granted to any Participant during the term of the Plan, subject to adjustment as provided in Section 16.

     9. TERMINATION OF STOCK OPTIONS AND RIGHTS. Each option and any related Rights shall terminate:

     If the Participant is then living, at the earliest of the following times:

     (i)   ten (10) years after the date of grant of the option;

     (ii) one (1) month after termination of employment other than termination because of retirement or through discharge for cause provided, however, that if any option is not fully exercisable at the time of such termination of employment, such option shall expire on the date of such termination of employment to the extent not then exercisable;

     (iii) immediately upon termination of employment through discharge for cause (unless different terms are speciifcally approved by the Committee in the provisions of a stock option agreement designed to attract a key executive to join the Company); or

     (iv) any other time set forth in the agreement describing and setting the terms of the Award, which time shall not exceed ten (10) years after the date of grant.

     If the Participant dies while employed by the Company or any subsidiary, or if no longer so employed dies prior to termination of the entire option hereof, the Participant's options and Rights shall terminate one (1) year after the date of death, but subject to earlier termination pursuant to
     Section 9 (i) or (iv).  However, notwithstanding the provisions of
     Section 9 (iv), to the extent an option is exercisable on the date of the Participant's death, it shall remain exercisable until the earlier of one hundred eighty (180) days following the date of death or ten (10) years after the date of grant. To the extent an option is exercisable after the death of the Participant, it may be exercised by the person or persons to whom the Participant's rights under the agreement have passed by will or by the applicable laws of descent and distribution.

     10.   RESTRICTED STOCK.    Restricted stock may be granted in the form
of actual shares of Common Stock which shall be evidenced by a certificate registered in the name of the Participant but held by the Company until the end of the restricted period. Any employment conditions, performance conditions and the length of the period for vesting of restricted stock shall be established by the Committee in its discretion. In no event will Awards of restricted stock to any one Participant total more than two hundred thousand (200,000) shares (as adjusted for the Stock Split) of Common Stock during the term of the Plan, subject to adjustment as provided in Section 16.
 Any performance conditions applied to any Award of restricted stock may include earnings per share, net income, operating income, total shareholder return, market share, return on equity, achievement of profit or revenue targets by a business unit, or any combination thereof. No Award of restricted stock may vest earlier than one year from the date of grant (unless specifically approved by the Committee to attract a key executive to join the Company and except in the case of a Change of Control or in the event that the Participant dies, retires or terminates employment due to disability).

     11.   TERM SHEETS OR AGREEMENTS.    Each Award under the Plan shall be
evidenced by a term sheet or an agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in the Plan.

     12.   CHANGE OF CONTROL.    In the event of a Change of Control, as
hereinafter defined, (i) all Rights shall become exercisable in full, (ii) the restrictions applicable to all shares of restricted stock shall lapse and such shares shall be deemed fully vested; and (iii) subject to any limitations set forth in agreements documenting any stock option Awards, all stock options shall become immediately exercisable in full. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

     "Change of Control" means a change of control of the Company of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on May 3, 1994, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as (a) any "person" within the meaning of Section 14(d) of the Securities Exchange Act of 1934, other than the Company, a subsidiary or any employee benefit plan(s) sponsored by the Company or any subsidiary is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of fifty per cent (50%) or more of the Common Stock; or (b) individuals who constitute the Board on May 3, 1994, cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to May 3, 1994, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three quarters of the directors comprising the Board on May 3, 1994 (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (b), considered as though such person were a member of the Board on May 3, 1994.

     13.   WITHHOLDING.    The Company and its subsidiaries shall have the
right to deduct from any payment to be made pursuant to the Plan, or to require prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan, any taxes required by law (whether federal, state, local or foreign) to be withheld therefrom. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by having the Company retain the number of shares of Common Stock whose fair market value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.

     14.   NONTRANSFERABILITY.    No amount payable or other right under the
Plan shall be subject in any manner to alienation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person, except by will or the laws of descent and distribution, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, or any such right shall be void.

     15.   NO RIGHT TO EMPLOYMENT.    No person shall have any claim or right
to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continue in the employ of the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss a Participant without any liability, or any claim under the Plan, except as provided herein or in any agreement entered into hereunder.

     16.   ADJUSTMENT OF AND CHANGES IN COMMON STOCK.    In the event of any
stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other change in the corporate structure or shares of stock of the Company, or any distributions to common shareholders other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to outstanding Awards.

     17.   AMENDMENT.    The Board may amend, suspend or terminate the Plan or
any portion thereof at any time, provided that (i) no amendment shall be made without stockholder approval if such approval is necessary in order for the Plan to continue to comply with Rule 16b-3 under the Securities Exchange Act of 1934 and (ii) no amendment, suspension or termination may adversely affect any outstanding Award without the consent of the Participant to whom such Award was made.

     18.   GOVERNING LAW.    The Plan shall be construed and its provisions
enforced and administered in accordance with the laws of the State of Minnesota.

     19.   EFFECTIVE DATE.    The Plan shall be effective as of May 4, 1994.
Subject to earlier termination pursuant to Section 17, the Plan shall have a term of ten (10) years from its effective date.

     20.   AUTOMATIC GRANT TO NON-EMPLOYEE DIRECTORS.    Commencing with the
first meeting of the Board in November 1994, each year on the date of the first meeting of the Board in November of each such year (a "November Board Meeting"), each Non-Employee Director who is a director on such date shall, without any Committee action, automatically be granted a stock option to purchase six thousand (6,000) shares of Common Stock (subject to adjustment upon changes in capitalization of the Company as provided in Section 16 of the Plan). Each such option shall be evidenced by and subject to the provisions of an agreement setting forth the terms described in Section 22 and such additional terms of the Plan as are not inconsistent with the terms of Section 22.

     21. DISCRETIONARY GRANT TO NON-EMPLOYEE DIRECTORS. The Board may, subsequent to the effective date of the Plan, permit Non-Employee Directors to choose to receive all or a portion of their basic annual retainer in the form of stock options valued in accordance with a method deemed appropriate by the Committee. Each such option shall be evidenced by and subject to the provisions of an agreement setting forth the terms described in Section 22 and such additional terms of the Plan as are not inconsistent with the terms of Section 22.


     22. NON-EMPLOYEE DIRECTOR OPTIONS. Options granted pursuant to Section 20 or 21 shall have an exercise price per share equal to 100% of the fair market value of one (1) share of Common Stock on the date the option is granted, shall become exercisable in full one (1) year after the date of grant, and shall remain exercisable until terminated in accordance with Section 9 of the Plan, provided that (i) Section 9(iv) shall be applied without regard to the words
"or through discharge for cause," (ii) Sections 9(iii) and (iv) shall not be applicable and (iii) references in Section 9 to "employment" and "termination of employment" shall, for the purposes of Sections 20 and 21, refer to "service as a director" and "termination of service as a director."

     Payment of the exercise price of the shares to be purchased under options granted under Section 20 and 21 must be made in cash only (including check, bank draft or money order) at the time of exercise of such option.

     The provisions of Sections 20 and 21 shall control with respect to options granted under either Section 20 or 21, respectively, over any other inconsistent provisions of the Plan. It is intended that the provisions of Sections 20 and 21 shall not cause the Non-Employee Directors to cease to be considered Disinterested Persons and, as a result, the provisions of Sections 20 and 21 shall be interpreted to be consistent with the foregoing intent.

     Non-Employee Directors may not be granted options under the Plan other than pursuant to the provisions of Section 20 and 21. No Rights may be granted to Non-Employee Directors.

                    THE ST. PAUL COMPANIES, INC.
            ANNUAL MEETING OF SHAREHOLDERS - MAY 4, 1999
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Douglas W. Leatherdale and Sandra Ulsaker Wiese, or either one or both of them, with power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of The St. Paul Companies, Inc., a Minnesota corporation ("The St. Paul"), to be held on May 4, 1999 at 2:00 P.M. (Central Daylight Time) at the office of The St. Paul, 385 Washington Street, St. Paul, Minnesota, and any postponements or adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting as indicated in this proxy.

Nominees for Directors: H. Furlong Baldwin, Michael R. Bonsignore, John H. Dasburg, W. John Driscoll, Kenneth M. Duberstein, Pierson M. Grieve, James E. Gustafson, Thomas R. Hodgson, David G. John, William H. Kling, Douglas W. Leatherdale, Bruce K. MacLaury, Glen D. Nelson, M.D., Anita M. Pampusch, Gordon M. Sprenger.

(IN ADDITION TO THE SHARES HELD IN THE NAME OF THE SHAREHOLDER(S), THE NUMBER OF SHARES SHOWN ON THE REVERSE SIDE HEREOF WILL INCLUDE ANY SHARES PURCHASED FOR THE SHAREHOLDER(S) IN ST. PAUL'S DIVIDEND REINVESTMENT PLAN AND HELD BY NORWEST BANK MINNESOTA, N.A. UNDER THE PLAN.)

                                                             [SEE REVERSE SIDE]
-------------------------------------------------------------------------------

[LOGO] THE ST. PAUL COMPANIES, INC.
385 WASHINGTON STREET, ST. PAUL, MINNESOTA 55102                          PROXY
-------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 4, 1999.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2, 3, 4
AND 5.

By signing the proxy, you revoke all prior proxies and appoint Douglas W. Leatherdate and Sandra Ulsaker Wiese, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.



                 SEE REVERSE FOR VOTING INSTRUCTIONS.

                                                                      COMPANY #
                                                                      CONTROL #

THERE ARE TWO WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


VOTE BY PHONE - TOLL FREE - 1-800-240-6326 - QUICK *** EASY *** IMMEDIATE

- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.

- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

- Follow the simple instructions provided.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to The St. Paul Companies, Inc., c/o Shareowner Services, Norwest Bank Minnesota, N.A., P.O. Box 64873, St. Paul, Minnesota 55164-0873.

        IF YOU VOTE BY PHONE, PLEASE DO NOT MAIL YOUR PROXY CARD.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3, 4 AND 5.

1. Election of directors:

01 H. Furlong Baldwin                  06 Michael R. Bonsignore      11 John H. Dasburg
02 W. John Driscoll                    07 Kenneth M. Duberstein      12 Pierson M. Grieve
03 James E. Gustafson                  08 Thomas R. Hodgson          13 David G. John
04 William H. Kling                    09 Douglas W. Leatherdale     14 Bruce K. MacLaury   [ ] Vote FOR  [ ] Vote WITHHELD
05 Glen D. Nelson, M.D.                10 Anita M. Pampusch          15 Gordon M. Sprenger      nominees      from all nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE
THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED ABOVE.)                        [                     ]

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                           PLEASE DETACH HERE
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
2. To act on the proposal to ratify the selection of KPMG Peat Marwick LLP as    [ ] For   [ ] Against   [ ] Abstain
as the independent auditors of the Company (the "Auditor Proposal").

3. To act on the proposal to approve the Company's Amended and Restated          [ ] For   [ ] Against   [ ] Abstain
1994 Stock Incentive Plan (the "Stock Incentive Plan Proposal").

4. To act on the proposal to approve the Company's Annual Incentive Plan         [ ] For   [ ] Against   [ ] Abstain
(the "Annual Incentive Plan Proposal").

5. To transact such other business as may properly come before the meeting       [ ] For   [ ] Against   [ ] Abstain
or any adjournments or postponements thereof.
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THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO
DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL AND FOR THE NOMINEES.

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
Address Change? Mark Box [ ]
Indicate changes below:
                                                                    Date ____________________________

                                                                    [                                       ]

                                                                     Signature(s) in Box

                                                                     Please sign exactly as your name(s) appear on the proxy.
                                                                     If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority.
                                                                     A corporation should provide the full corporate name and
                                                                     title of authorized officer signing the proxy.


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